Exhibit 2.1

Share purchase agreement

(for shares in BNT Holdco Pty Limited)

The sellers set out in Schedule 2 (Sellers)

HBI Australia Acquisition Co Pty Limited (Buyer)

Hanesbrands Inc. (Buyer Guarantor)

Brett Blundy (Sellers Guarantor)

Ray Itaoui (Sellers Guarantor)

Contents

1	Defined terms and interpretation		1

	1.1	Definitions in the Dictionary	1

	1.2	Interpretation	1

	1.3	Payments into Payment Account	2

2	Sale and price		2

	2.1	Sale of Shares	2

	2.2	Title and risk	2

	2.3	Purchase Price	2

	2.4	Foreign resident capital gains withholding	3

	2.5	Sale of Special RPS	3

3	Conduct before Completion		3

	3.1	Conduct of business	3

	3.2	Compliance with clause 3.1 (Conduct of business)	4

	3.3	Process for consent	5

	3.4	Access	5

	3.5	Conditions of access	5

	3.6	Confidentiality undertaking	5

	3.7	Pre-Completion Dividend	6

	3.8	Repayment of indebtedness	6

4	Completion		6

	4.1	Date and place for Completion	6

	4.2	Notices	7

	4.3	Board meetings	7

	4.4	Sellers’ obligations at Completion	8

	4.5	Buyer’s obligations at Completion	10

	4.6	Interdependence	10

5	Completion Statement		11

	5.1	Purpose of the Completion Statement	11

	5.2	Draft Completion Statement	11

	5.3	Review by the Sellers	11

	5.4	Dispute resolution procedure	12

	5.5	Payment of Adjustment Amount	13

	5.6	Payment Date	13

6	Tax Indemnity		14

7	Specific business matters		14

	7.1	Release from Seller Guarantees	14

	7.2	Release from Company Guarantees	14

8	Seller Warranties and limitations of Claims		15

	8.1	Giving of Seller Warranties	15

	8.2	Matters disclosed	16

	8.3	No liability	16

	8.4	Indirect or consequential loss	18

	8.5	Tax, Duty or other benefit	18

	8.6	No inducement by the Seller	18

	8.7	Exclusion of warranties and statutory actions	19

	8.8	Notice and time limits on Claims	19

	8.9	Minimum amount of Claims	20

	8.10	Maximum liability	20

	8.11	No double recovery	20

	8.12	Disclosure regarding Third Party Claims	21

	8.13	Conduct in respect of Third Party Claims	21

	8.14	Recovery	22

	8.15	Insured Claim or loss	23

	8.16	Duty to mitigate	23

	8.17	No action against Officers and employees	23

	8.18	Adjustment to Purchase Price	24

	8.19	Independent limitations	24

	8.20	Damages only remedy	24

	8.21	No knowledge of breach	24

	8.22	Dishonest Conduct	24

	8.23	Trustee Seller limitations	24

	8.24	Title claim	25

9	Specific Indemnities		25

10	Buyer Warranties		26

	10.1	Buyer Warranties	26

	10.2	Reliance	26

	10.3	Independent Buyer Warranties	26

	10.4	Survival	26

	10.5	Indemnity	26

11	Conduct after Completion		27

	11.1	Access to records by the Sellers	27

	11.2	Exercise of rights of registered shareholder	27

	11.3	Post-Completion notices	28

	11.4	Pre-Completion Returns and Straddle Returns	28

	11.5	Termination of Intra-Group Agreements	29

12	Default and termination		29

	12.1	Failure by a party to Complete	29

	12.2	Specific performance or termination	29

	12.3	Termination for Insolvency Event	29

	12.4	Effect of termination	30

13	Protection of the Company		30

	13.1	Undertakings – general	30

	13.2	Acknowledgement – Honey Birdette Business	31

	13.3	Deletion of restrictions	32

	13.4	Severance	32

	13.5	Shares in a public company	32

	13.6	Acknowledgement	32

	13.7	Injunction	32

	13.8	Expiry of Restraint	32

14	Confidentiality		33

	14.1	Confidentiality obligation and exceptions	33

15	Buyer Guarantee and indemnity		33

	15.1	Consideration	33

	15.2	Buyer Guarantee	33

	15.3	Indemnity	34

	15.4	Extent of guarantee and indemnity	34

	15.5	Payments	34

	15.6	Continuing guarantee and indemnity	35

	15.7	Enforcement against Guarantor	35

	15.8	Buyer Guarantor’s liability	35

16	Sellers Guarantee		35

	16.1	Sellers Guarantee	35

	16.2	Indemnity	36

	16.3	Extent of guarantee and indemnity	36

	16.4	Payments	37

	16.5	Continuing guarantee and indemnity	37

	16.6	Enforcement against Sellers Guarantor	37

	16.7	Sellers Guarantors’ liability	37

17	Duty, costs and expenses		37

	17.1	Duty	37

	17.2	Costs and expenses	38

	17.3	Costs of performance	38

18	GST		38

	18.1	Taxable Supplies	38

19	PPS Act Registration		39

	19.1	Protecting interests	39

20	Notices		39

	20.1	General	39

	20.2	Notices sent by email	41

21	General		41

	21.1	Choice of law (Governing law)	41

	21.2	Choice of jurisdiction	41

21.3	Default interest	41

21.4	Invalidity	42

21.5	Survival of indemnities	42

21.6	Payments	42

21.7	Entire agreement	42

21.8	Survival and merger	42

21.9	Variation	43

21.10	Waiver	43

21.11	Cumulative rights	43

21.12	Counterparts	43

21.13	Relationship of parties	43

21.14	Severability	43

21.15	Further assurances	43

21.16	Assignment, novation and other dealings – consent required	43

21.17	Third party rights	44

Schedule 1 Dictionary		45

Schedule 4 Seller Warranties		62

Schedule 5 Tax Indemnity and Tax Demand Claims		82

Execution page		85

List of Schedules Omitted from the Agreement

Pursuant to Item 601(b)(2) of Regulation S-K, certain schedules to this Agreement have been omitted. A list briefly identifying the contents of the omitted schedules is set forth below. The Registrant agrees to furnish supplementally a copy of any omitted exhibits or schedules to the Securities and Exchange Commission upon request.

Schedule 2	Sellers

Schedule 3	Information about the Group Companies

Schedule 6	Completion Statement

Schedule 7	Completion Statement Principles

Schedule 8	Officers, auditors and public officers of each Group Company

Schedule 9	Employees

Schedule 10	Superannuation Funds

Schedule 11	Intellectual Property

Schedule 12	Material Contracts

Schedule 13	Property Leases

Schedule 14	Security Interests and Financial Indebtedness

Schedule 15	Retention Agreement

Schedule 16	Resignations

Schedule 17	Amended Special RPS Terms

Schedule 18	List of Store Managers

Schedule 19	Deed of waiver and release

Schedule 20	Restricted Suppliers

Part A	Accounts

Part B	Data Room

Date:

Parties

1	The sellers set out in Schedule 2 (each, a Seller and together, the Sellers)

2	HBI Australia Acquisition Co Pty Limited (ACN 612 185 476) of Level 1, 115 Cotham Road, Kew, Victoria 3010 Australia (Buyer)

3	Hanesbrands Inc. of 1000 East Hanes Mill Road, Winston-Salem, NC 27105, United States (Buyer Guarantor)

4	Brett Blundy of Lot 48/50 Ocean Club Estates, Paradise Island, Nassau, The Bahamas (Sellers Guarantor)

5	Ray Itaoui of 6-8 Carrara Road, Vaucluse, NSW 2030 (Sellers Guarantor)

Background

A	BNT Holdco Pty Limited ACN 129 156 921 is a company registered in Victoria and has its registered office at Level 2, 75 O’Riordan Street, Alexandria, NSW 2015, Australia (Company).

B	The Sellers, together with the Minority Shareholders, are the registered holder and beneficial owners of all the Shares (including the Special RPS), being all the shares in the issued capital of the Company.

C	The Buyer agrees to buy, and the Sellers agree to sell or, in the case of the Minority Shares, procure the sale of, the Shares on the terms and conditions set out in this agreement.

The parties agree

1	Defined terms and interpretation

1.1	Definitions in the Dictionary

A term or expression starting with a capital letter:

(a)	which is defined in the Dictionary in Schedule 1 (Dictionary), has the meaning given to it in the Dictionary;

(b)	which is defined in the Corporations Act, but is not defined in the Dictionary, has the meaning given to it in the Corporations Act; and

(c)	which is defined in the GST Law, but is not defined in the Dictionary or the Corporations Act, has the meaning given to it in the GST Law.

1.2	Interpretation

(a)	The interpretation clause in Schedule 1 (Dictionary) sets out rules of interpretation for this agreement.

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(b)	To avoid doubt, subject to clauses 8.1(c) and 8.10(a), an agreement on the part of two or more persons binds each of them severally and, in respect of the Sellers, binds each of them severally in their Relevant Proportions.

1.3	Payments into Payment Account

Notwithstanding any other provision in this agreement, the payment by the Buyer into the Payment Account of any sums due to the Sellers under this agreement will be deemed to have satisfied any obligation of the Buyer to pay those amounts to the Sellers in accordance with this agreement.

2	Sale and price

2.1	Sale of Shares

The Sellers agree to sell (and, in the case of the Minority Shares, agree to procure the sale of) the Shares to the Buyer and the Buyer agrees to buy the Shares from the Sellers:

(a)	for the Purchase Price;

(b)	on the Completion Date;

(c)	free from any Security Interest;

(d)	with all rights, including dividend rights, attached to or accruing to them on and from the date of Completion; and

(e)	on the terms and conditions of this agreement.

2.2	Title and risk

Title to and risk in the Shares passes to the Buyer on Completion.

2.3	Purchase Price

(a)	The Purchase Price will be paid as follows:

(i)	the Completion Payment, payable by the Buyer to the Sellers on Completion in accordance with clause 4.5(a);

(ii)	the Adjustment Amount, if any, payable in accordance with clauses 5.5 and 5.6; and

(iii)	the Retention Amount, if any, payable in accordance with Schedule 15.

(b)	The Purchase Price will be allocated as follows:

(i)	$20,000,000 will be allocated to the Special RPS; and

(ii)	the balance will be allocated to the Ordinary Shares.

(c)	The Purchase Price relating to the Ordinary Shares will be subject to adjustment by the Adjustment Amount in accordance with clause 5 and any adjustment made under clause 8.18.

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(d)	On Completion the Buyer must:

(i)	pay the Completion Payment to the Sellers in their Relevant Proportions into the Payment Account;

(ii)	loan the Transaction Costs Amount to the Company;

(iii)	pay the Retention Amount to the Retention Account.

(e)	The Sellers must procure that the Company directs the Buyer to pay the Transaction Costs Amount on behalf of the Company to the relevant parties, and such payments will represent full and final satisfaction of the Company’s obligations to pay those amounts.

(f)	the Sellers undertake to the Buyer that they will pay the Minority Consideration to the Minority Shareholders immediately after Completion and must promptly provide the Buyer of evidence of such payment in a form satisfactory to the Buyer.

2.4	Foreign resident capital gains withholding

(a)	Each Seller makes a declaration under section 14-225 of Schedule 1 of the TAA, from the date of this agreement up to and including Completion, that:

(i)	it is, and will be, an Australian resident (as defined under the ITAA 1997); or

(ii)	the Shares are not, and will not be, indirect Australian real property interests (as defined under the ITAA 1997).

(b)	The Buyer acknowledges the declarations made by the Sellers under clause 2.4(a) and must not withhold from the Purchase Price under Subdivision 14-D of Schedule 1 of the TAA unless it knows both of those declarations to be false.

2.5	Sale of Special RPS

The Sellers must procure that the Company does not serve, and the Special RPS Holder must not serve, a notice of Early Maturity as referred to in the Special RPS Terms (as varied prior to Completion in accordance with clause 4.4(l)).

3	Conduct before Completion

3.1	Conduct of business

Between the date of this agreement and the Completion Date, except as expressly disclosed in, or permitted or contemplated by this agreement or as consented to by the Buyer in writing, the Sellers must procure that:

(a)	the business of the Group is conducted only in the ordinary course and each Group Company must only deal with its assets in the ordinary course (but subject to the restrictions in this clause 3.1);

(b)	no Group Company merges or consolidates with any other corporation or acquires any shares or the business or assets of any other person, firm, association, corporation or business organisation, or agrees to do any of the foregoing;

(c)	no change is made to the constitution of any Group Company;

(d)	no Group Company reduces its share capital or allots or issues any shares or any securities or loan capital convertible into shares, or purchases, buys back, redeems, retires or acquires any such shares or securities, or agrees to do so, or creates any Security Interest (other than a Permitted Security Interest) over any such shares or securities, or pays any dividends or makes any other distributions of its profits (other than the Pre-Completion Dividend);

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(e)	no Group Company enters into a capital commitment for an amount exceeding $50,000 or declares itself trustee of or creates any Security Interest (other than a Permitted Security Interest) over any assets or acquires or disposes of or otherwise deals with any assets having a value exceeding $50,000, other than in the ordinary course of business for market value, or makes any unusual or extraordinary expenditures for an amount exceeding $25,000;

(f)	no Group Company enters into any contract or commitment requiring it to pay more than $50,000 or for a term of more than 1 year, other than any transaction that also includes the Buyer;

(g)	insurance cover existing as at the date of this agreement for each Group Company is not terminated and any premiums due thereon are paid when due, (although the Buyer acknowledges that such policies may terminate on Completion occurring);

(h)	no Group Company changes any accounting policies or practices unless such change is required by a change in the Accounting Standards;

(i)	no Group Company commences or settles any litigation, arbitration or other legal proceedings other than for the collection of debts owing to that Group Company;

(j)	no Group Company offers employment to or terminates the employment of any Senior Employee or makes alterations to the terms and conditions of employment (including benefits and remuneration) of any employee, nor makes any discretionary payments to employees except with respect to accrued bonus entitlements of any employees other than George Wahby;

(k)	no Group Company grants any licence, assignment or other right or interest in respect of intellectual property;

(l)	in relation to any of the Properties, no Group Company:

(i)	terminates, or gives a notice to terminate, a lease, tenancy or license; or

(ii)	agrees a new rent or fee payable under a lease, tenancy or license;

(m)	no resolution is passed for the winding up or dissolution of any Group Company;

(n)	no Group Company pays any transaction bonus or incentive payment in connection with the Sale to George Wahby; and

(o)	no Group Company authorises or agrees (conditionally or otherwise) to do any of the things which it is prevented from doing under clauses 3.1(a) to 3.1(m).

3.2	Compliance with clause 3.1 (Conduct of business)

In complying with its obligations under clause 3.1 (Conduct of business), the Sellers are not prohibited to do, to omit to do, or to allow to be done anything:

(a)	that is a reasonable and prudent response to an emergency (including a situation giving rise to a risk of personal injury or damage to property); or

(b)	that is expressly permitted under this agreement, and the Sellers are not required to do, to omit to do or to allow to be done anything which would in the Sellers’ reasonable opinion breach any obligations that the Sellers or any Group Company owe to a third party or under any law.

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3.3	Process for consent

(a)	The Buyer must not unreasonably withhold or delay any consent required under clause 3.1 (Conduct of business). The Buyer will be taken to have given its consent for the purposes of this clause if the Buyer does not, within a period of time that is reasonable in the context of the matter to which the consent relates, notify the Sellers that it refuses its consent.

(b)	The Buyer must ensure that at all times between the signing of this agreement and Completion it has nominated one or more persons as its representative (each a Buyer’s Nominee) for the purpose of clause 3.1 (Conduct of business). The Buyer’s Nominee shall have authority to act on behalf of the Buyer in relation to any queries, consents or approvals required under clause 3.1 (Conduct of business). The Buyer’s Nominee is Joanne Higham (joanne.higham@hanes.com) or such other person as notified in writing by the Buyer to the Sellers.

3.4	Access

Between the date of this agreement and the Completion Date, the Sellers must allow the Buyer and persons authorised by the Buyer (and approved by the Sellers, acting reasonably) (Representatives):

(a)	reasonable access during normal business hours to senior management of the Group; and

(b)	to inspect the assets, premises, books of account and other material records of the Group.

3.5	Conditions of access

The Buyer may only exercise its right of access under clause 3.4 (Access) if:

(a)	the Buyer has provided the Sellers with reasonable prior notice of the access that the Buyer requires (including the identity of the Representatives who are to exercise that right of access on behalf of the Buyer);

(b)	the access will not result in any of the Sellers or any of their Related Bodies Corporate breaching any obligation of confidentiality or other restriction as to disclosure of information to the Buyer;

(c)	the access will not unreasonably interfere with the conduct of the business of the Group; and

(d)	the Buyer and each of its Representatives provided with access agrees to comply with the Sellers’ reasonable requirements and directions in relation to that access.

Any exercise of the right of access under clause 3.4 (Access) by the Buyer or any of its Representatives is at the risk of the Buyer.

3.6	Confidentiality undertaking

Before any of its Representatives obtains access under clause 3.4 (Access), the Buyer must ensure that each Representative enters into a confidentiality agreement with the Sellers which includes an undertaking similar to that contained in clause 14.1 (Confidentiality obligation and exceptions).

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3.7	Pre-Completion Dividend

The Sellers may cause the board of directors of the Company, on a day not later than the day before the Completion Date, to declare and pay the Pre-Completion Dividend provided that, to the extent the Pre-Completion Dividend is franked, payment of it must not cause the Company’s franking account to go into deficit.

3.8	Repayment of indebtedness

(a)	On the day prior to Completion, the Sellers must ensure that:

(i)	subject to clause 11.5(b), all amounts owing by a Group Company to a Retained Group Company or by a Retained Group Company to a Group Company are determined and agreed;

(ii)	to the extent set-off is possible, all amounts owing by a Group Company to a Retained Group Company must be set-off against all amounts owing by a Retained Group Company to a Group Company (other than trading debts arising in the ordinary course of business at arms’ length terms); and

(iii)	the net amount of the intercompany indebtedness remaining after the set-off referred to in clause 3.8(a)(ii) above must be paid in cash by the Group Companies to the Retained Group Companies or by the Retained Group Companies to the Group Companies, as the case may be.

(b)	As soon as practicable after Completion, the Buyer shall review the transactions referred to in clause 3.8(a) to ensure the set-offs and payments referred to in that clause are accurate and complete. If the Buyer disputes the results of the set-offs or payments, the matter shall be resolved by the parties by applying clause 5.4 (Dispute resolution procedure) (with any required modifications) and by any required adjustment being paid as an adjustment to the Purchase Price.

3.9	Drag along notice

Within one Business Day after signing of this agreement, the Sellers must deliver to the Minority Shareholders a drag along notice in accordance with the provisions of the Shareholders’ Agreement.

3.10	Copyright applications in China

Prior to Completion, the Sellers must instruct counsel to lodge applications for the registration in China of copyright in the AIRO, BRAS N THINGS, BODY BLISS and VAMP logos.

4	Completion

4.1	Date and place for Completion

Completion must take place at the office of Gilbert + Tobin, L 35, Tower Two, International Towers, Sydney, 200 Barangaroo Avenue, Barangaroo, NSW 2000 on or before 11.00am on the date that is 7 Business Days after the date of this agreement, or any other time and date that the Buyer and the Sellers’ Representative agree in writing.

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4.2	Notices

(a)	At least 3 Business Days before Completion, the Buyer must give the Sellers’ Representative a notice setting out details of:

(i)	the persons who will be appointed as the new directors, secretaries, auditors and public officers of each Group Company from Completion together with original signed consents to act of such persons;

(ii)	the persons who will be required to resign as directors, secretaries, auditors, and public officers of each Group Company; and

(iii)	the proposed changes to the signatories of any bank account maintained by each Group Company, and providing specimen signatories of new signatories.

(b)	The Sellers’ Representative must deliver a Completion Notice to the Buyer at least 5 Business Days prior to the Completion Date for the Buyer’s review.

(c)	The Completion Notice must be prepared in accordance with Schedule 6 and Schedule 7 and set out the Sellers’ bona fide estimate of the following:

(i)	the Estimated Net Debt;

(ii)	the Estimated Working Capital Adjustment Amount; and

(iii)	consequently, the Estimated Adjustment Amount,

including the Sellers’ calculations of such amounts and supporting materials sufficient for the Buyer to check such calculations; and

(iv)	the Transaction Costs Amount.

(d)	The Sellers must take into account (acting reasonably) any comments that are provided by the Buyer within 2 Business Days following delivery of the Completion Notice to the Buyer.

4.3	Board meetings

At Completion, the Sellers must procure that:

(a)	a meeting of the directors of the Company is held at which the directors approve:

(i)	the transfer of the Shares to the Buyer and directing that the name of the Buyer be entered in the share register of the Company upon production of the transfer document duly executed by each Seller;

(ii)	the issue of new share certificates for the Shares in the name of the Buyer; and

(iii)	the cancellation of the existing share certificate(s) for the Shares if share certificate(s) have been issued; and

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(b)	a meeting of the directors of each Group Company is held at which the directors resolve that with effect from Completion:

(i)	the persons the Buyer notifies to the Sellers under clause 4.2(a)(i) are appointed as directors of the Group Companies, subject to the receipt of duly signed consents to act of such persons in a form that complies with the consent to act requirements of the jurisdiction in which the relevant Group Company is incorporated;

(ii)	the persons the Buyer notifies to the Sellers under clause 4.2(a)(i) are appointed as the secretaries, auditors and public officers of the Group Companies, subject to the receipt of duly signed consents to act of such persons in a form that complies with the consent to act requirements of the jurisdiction in which the relevant Group Company is incorporated;

(iii)	the registered office of each Australian Group Company is changed to the following address: Level 1, 115 Cotham Rd, Kew VIC 3101;

(iv)	the registered office of the New Zealand Group Company is changed to the following address: C/- Kensington Swan, Level 9, 89 The Terrace, Wellington, New Zealand;

(v)	the signatories of any bank account maintained by each Group Company are changed to those notified by the Buyer under clause 4.2(a)(iii); and

(vi)	the persons as the Buyer notifies to the Sellers under clause 4.2(a)(ii) resign as directors, secretaries, auditors and public officers of each Group Company.

4.4	Sellers’ obligations at Completion

At Completion, the Sellers must:

(a)	deliver to the Buyer:

(i)	in respect of the Shares other than the Minority Shares, duly executed instruments of transfer of the Shares in favour of the Buyer together with:

(A)	the share certificates relating to such Shares; or

(B)	if no share certificates have been issued, a certificate from the directors of the Company to that effect or if the share certificates have been lost or destroyed a statutory declaration from the relevant Seller confirming that such share certificates have been lost or destroyed (containing the further statements required by subsection 1070D(5) of the Corporations Act);

(ii)	in respect of the Minority Shares, deliver to the Buyer:

(A)	duly executed instruments of transfer of the Minority Shares in favour of the Buyer, provided that, to avoid doubt, ‘duly executed’ for the purposes of this clause 4.4(a)(ii) means executed either by the relevant Minority Shareholder or executed under the power of attorney contained in clause 18 of the Shareholders Agreement; and

(B)	to the extent the Sellers are in possession of such documents at Completion, the share certificates relating to the Minority Shares or certificates as described in clause 4.4(a)(i)(B), as the case may be. To avoid doubt, the Sellers must request such documents from each Minority Shareholder in their drag along notice as contemplated by clause 3.9 (Drag along notice).

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(b)	deliver to the Buyer written resignations by the persons the Buyer notifies to the Sellers under clause 4.2(a)(ii) are to resign as directors, secretaries, auditors and public officers of the Group Companies with effect from the Completion Date in a form agreed between the Buyer and the Sellers’ Representative;

(c)	deliver to the Buyer a release executed by each Group Company in favour of each of the persons the Buyer notifies to the Sellers under clause 4.2(a)(ii) are to resign as directors, secretaries, auditors and public officers of the Group Companies in the form set out in Schedule 16 (Resignations);

(d)	deliver to the Buyer copies of the resolutions of the directors of the Group Companies passed in accordance with clause 4.3;

(e)	deliver to (or at the direction of) the Buyer the Business Records, minute books, statutory books and registers for each Group Company and any common seal, duplicate seal or official seal, of each Group Company (provided that the Business Records may be delivered by leaving them at the Properties of the Group at which they are ordinarily retained);

(f)	provide evidence (including relevant calculations) satisfactory to the Buyer (acting reasonably) that:

(i)	the Financial Indebtedness (including the indebtedness identified in clause 3.8(a)) is repaid, or provide written confirmation that there is no Financial Indebtedness as at Completion; and

(ii)	all Security Interests (other than a Permitted Security Interest) and guarantees in respect of the Financial Indebtedness and in relation to the Shares and the assets of a Group Company have been, or will be, released by the relevant counterparties;

(g)	deliver to the Buyer the forms of proxy required to give effect to clause 11.2 (Exercise of rights of registered shareholder);

(h)	provide a copy of the ASIC Corporate Key of each Group Company that is incorporated in Australia;

(i)	deliver to, or at the direction of, the Buyer, an electronic copy of the Data Room;

(j)	deliver to the Buyer duly executed deeds of termination (in a form acceptable to the Buyer, acting reasonably) of each of the following sublicences, in each case to take effect from the stated date:

(i)	the license for the distribution centre located in Regents Park between Bras n Things Pty Limited (ACN 072 187 270) as licensor and Honey Birdette (Aust) Pty Limited (ACN 117 200 647) as licensee, terminating with effect on the date that is six months after the Completion Date, or any such earlier date as the licensee nominates by 30 days’ notice; and

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(ii)	the license for the office located in Alexandria between Bras n Things Pty Limited (ACN 072 187 270) as licensor and I Retail Group Pty Ltd (ACN 605 684 848) as licensee, terminating with effect on the Completion Date;

(k)	certify in writing to the Buyer that the payment of the Transactions Costs Amount by the Buyer in accordance with clause 2.3(d) represents full and final satisfaction of the Company’s obligations to pay that amount;

(l)	deliver to the Buyer evidence (in a form acceptable to the Buyer, acting reasonably) that the Special RPS Terms have been varied in the form set out in Schedule 17 (Amended Special RPS Terms); and

(m)	deliver to the Buyer an updated version of Schedule 18 (List of Store Managers) removing any employees included in the list who have ceased employment with effect on or before Completion and including individuals who have been employed at store manager level or above with effect on or before Completion;

(n)	deliver to the Buyer a duly executed deed of waiver and release in respect of the Shareholders’ Agreement, in the form set out in Schedule 19 (Deed of waiver and release); and.

4.5	Buyer’s obligations at Completion

At Completion, the Buyer must:

(a)	pay the Sellers the Completion Payment into the Payment Account;

(b)	loan the Transaction Costs Amount as directed by the Company under clause 2.3(e);

(c)	pay the Retention Amount into the Retention Account; and

(d)	deliver to the Sellers duly executed instruments of transfer of the Shares in favour of the Buyer.

4.6	Interdependence

(a)	The obligations of the Buyer and the Sellers under this clause 4 (Completion) are interdependent.

(b)	Unless otherwise stated, all actions required to be performed by a party at Completion are taken to have occurred simultaneously on the Completion Date.

(c)	Completion will not occur unless all of the obligations of the Buyer and the Sellers to be performed at Completion under this clause 4 (Completion) are complied with and are fully effective.

(d)	If any action of the Buyer or the Sellers to be performed at Completion under this clause 4 (Completion) is not performed, then without prejudice to any rights available to any party as a consequence:

(i)	there is no obligation on any party to undertake or perform any of the other actions;

(ii)	to the extent that such actions have already been undertaken, the parties must do everything reasonably required to reverse those actions; and

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(iii)	the Sellers and the Buyer must each return to the other all documents delivered to it under this clause 4 and must each repay to the other all payments received by it under this clause 4, without prejudice to any other rights any party may have in respect of that failure.

5	Completion Statement

5.1	Purpose of the Completion Statement

The parties acknowledge that the purpose of the preparation of the Completion Statement is to measure (i) the difference between the Target Working Capital and Completion Working Capital and (ii) the Completion Net Debt of the Group as at the Effective Time.

5.2	Draft Completion Statement

(a)	The Buyer must within 30 Business Days after Completion cause the Company to prepare a draft of the Completion Statement which is prepared:

(i)	in the format and, subject to Schedule 7 (Completion Statement Principles), using only those line items set out in Schedule 6 (Completion Statement), which includes the Adjustment Amount; and

(ii)	in accordance with the Completion Statement Principles specified in Schedule 7 (Completion Statement Principles).

(b)	The Buyer must deliver the draft Completion Statement (together with appropriate supporting material) to the Sellers’ Representative within 2 Business Days after its preparation under clause 5.2 (Draft Completion Statement).

(c)	To facilitate the review by the Sellers of the Completion Statement, the Buyer must upon request by the Sellers’ Representative provide reasonable access to:

(i)	the accounts and financial information of the Group relating to the period up to and including the Effective Time; and

(ii)	the relevant Officers and employees of the Group, during normal business hours.

5.3	Review by the Sellers

(a)	If the Completion Statement and the Adjustment Amount calculation are not disputed by the Sellers’ Representative by notice under clause 5.4 (Dispute resolution procedure) prior to the Adjustment Date, both will be taken to be final.

(b)	If the Completion Statement and/or the Adjustment Amount calculation are disputed by the Sellers’ Representative by notice under clause 5.4 (Dispute resolution procedure) prior to the Adjustment Date, the dispute will be determined under clause 5.4 (Dispute resolution procedure) and upon the determination of the dispute both (in the form so determined) will be taken to be final.

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5.4	Dispute resolution procedure

(a)	If there is any difference of opinion or dispute between the Sellers’ Representative and the Buyer regarding the Completion Statement or the Adjustment Amount calculation, the Sellers’ Representative or the Buyer (Disputing Party) may give a notice (Dispute Notice) to the other party prior to the Adjustment Date setting out:

(i)	details of each of the matters in dispute;

(ii)	a separate dollar value for each of those matters; and

(iii)	full details of the reasons why each of those matters is disputed.

(b)	A Disputing Party may only give one Dispute Notice.

(c)	Within 20 Business Days after the Disputing Party delivers a Dispute Notice to the other party, the other party must deliver to the Disputing Party a response in writing on the disputed matters (Response). If the other party does not deliver a Response within that time, the Completion Statement and the Adjustment Amount calculation will be deemed to be amended as required by the Disputing Party and will be taken to comprise the final Completion Statement and Adjustment Amount calculation.

(d)	If the dispute is not resolved within 20 Business Days after the delivery of the Response to the Disputing Party, then the Disputing Party must promptly refer the dispute to (in the case of the Sellers) the Sellers’ Representative or (in the case of the Buyer) the President & Managing Director of Hanes Australasia (or their appointed nominee) for them to attempt to resolve the dispute.

(e)	If the Sellers’ Representative and the President & Managing Director of Hanes Australasia (or their appointed nominee) have not resolved the dispute within 10 Business Days after it is referred to them, either party may submit the dispute for determination to an Expert, who will determine the matter or matters in dispute in accordance with the Resolution Institute Expert Determination Rules.

(f)	An Expert must be selected by agreement between the Sellers’ Representative and the Buyer, or if the Sellers’ Representative and the Buyer have not agreed the Expert within 5 Business Days after they commence discussing the selection of an Expert the Expert will be a partner of at least 10 years relevant experience at BDO Australia and if BDO Australia is unable to accept the instruction, the Expert will be the person nominated by the Chair of the Resolution Institute (or the Chair’s appointed nominee).

(g)	The parties must provide the following information to the Expert:

(i)	the Completion Statement and the Adjustment Amount calculation (together with any working papers);

(ii)	the Dispute Notice;

(iii)	the Response; and

(iv)	an extract of the relevant provisions of this agreement.

(h)	The Expert must be instructed to decide the matters in dispute and finish its determination and provide it to the Sellers’ Representative and the Buyer no later than 20 Business Days after receipt of the information set out in clause 5.4(g) (or such other period agreed by the Buyer and the Sellers’ Representative having regard to the matters in dispute).

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(i)	The Buyer and the Sellers’ Representative must promptly supply the Expert with any information, assistance and co-operation requested in writing by the Expert in connection with its determination. All correspondence between the Expert and the Buyer or the Sellers’ Representative (as applicable) must be copied to the other party.

(j)	The Expert must apply the Completion Statement Principles in resolving the disputed matters.

(k)	In the absence of agreement between the Sellers’ Representative and the Buyer, the Expert will decide the procedures to be followed to resolve the matters in dispute.

(l)	The Expert must act as an expert and not as an arbitrator. The Expert’s written determination will be final and binding on the parties in the absence of manifest error and the Completion Statement and the Adjustment Amount calculation will be deemed to be amended accordingly and will be taken to comprise the final Completion Statement and final Adjustment Amount calculation.

(m)	The cost of a determination by the Expert must be borne 50:50 between the Sellers (in their Relevant Proportions) on the one part and the Buyer on the other.

5.5	Payment of Adjustment Amount

(a)	If the Adjustment Amount is greater than nil, then the Buyer must pay the amount by which the Adjustment Amount is greater than nil and any interest calculated under clause 5.6 (Payment Date) to the Sellers (in their Relevant Proportions) into the Payment Account.

(b)	If the Adjustment Amount is less than nil, then the Sellers must pay in their Relevant Proportions the amount by which the Adjustment Amount is less than nil and any interest calculated under clause 5.6 (Payment Date) to the Buyer. Any such payment will be first satisfied by payment from the Retention Account in accordance with Schedule 15.

5.6	Payment Date

(a)	If the Completion Statement and Adjustment Amount calculation are not disputed by the Buyer or the Sellers prior to the Adjustment Date, the payment specified in clause 5.5 (Payment of Adjustment Amount) must be paid to the Sellers (in their Relevant Proportions) into the Payment Account or the Buyer (as the case requires) within 5 Business Days after the Adjustment Date.

(b)	If the Completion Statement and the Adjustment Amount calculation are disputed by the Buyer or the Sellers prior to the Adjustment Date, the portion of the Adjustment Amount not in dispute must be paid to the Sellers (in their Relevant Proportions) into the Payment Account or the Buyer (as the case requires) within 5 Business Days after the Adjustment Date and the balance of the Adjustment Amount must be paid to the Sellers (in their Relevant Proportions) into the Payment Account or the Buyer (as the case requires) within 5 Business Days after the date upon which the dispute is determined by the Expert or otherwise resolved by the parties in accordance with this clause 5.

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6	Tax Indemnity

The Sellers give the indemnity set out in Schedule 5 (Tax Indemnity and Tax Demand Claims) subject only to the limitations and qualifications expressly stated to be applicable in relation to the Tax Indemnity in clause 8 (Seller Warranties and limitations of Claims) and Schedule 5 (Tax Indemnity and Tax Demand Claims).

7	Specific business matters

7.1	Release from Seller Guarantees

(a)	Before Completion, the parties to this agreement must use their best endeavours to procure the release of each of the Sellers and each Retained Group Company from each Seller Guarantee with effect from Completion.

(b)	If each Seller and each Retained Group Company have not been released from each Seller Guarantee in accordance with clause 7.1(a) by the Completion Date:

(i)	the parties to this agreement must each continue to take all reasonable steps to ensure such release is obtained as soon as practicable after the Completion Date. For the purposes of this clause, ‘reasonable steps’ includes the Buyer providing the relevant third party with a replacement guarantee or security on terms the same or substantially the same as the terms of the existing Seller Guarantee; and

(ii)	the Buyer must indemnify each Seller (on its own behalf and on behalf of each of the Retained Group Companies) from and against any Claim or Loss suffered by a Seller or any of the Retained Group Companies arising out of a Seller Guarantee to the extent that the Claim or Loss arises out of any fact or matter occurring after Completion.

7.2	Release from Company Guarantees

(a)	Before Completion, the parties to this agreement must use their best endeavours to procure the release of the Company and each Group Company from each Company Guarantee with effect from Completion.

(b)	If each Company and each Group Company have not been released from each Company Guarantee in accordance with clause 7.2(a) by the Completion Date:

(i)	the parties to this agreement must each continue to take all reasonable steps to ensure such release is obtained as soon as practicable after the Completion Date. For the purposes of this clause, ‘reasonable steps’ includes the Sellers providing the relevant third party with a replacement guarantee or security on terms the same or substantially the same as the terms of the existing Company Guarantee; and

(ii)	the Sellers must indemnify the Buyer (on its own behalf and on behalf of the Company and each of the Group Companies) from and against any Claim or Loss suffered by the Buyer, the Company or any of the Group Companies arising out of a Company Guarantee.

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8	Seller Warranties and limitations of Claims

8.1	Giving of Seller Warranties

(a)	The Sellers:

(i)	warrant to the Buyer that each of the Seller Warranties is true and accurate as at the date of this agreement and will be true and accurate as at the Completion Date;

(ii)	acknowledge that the Buyer has entered into this agreement in reliance on the Seller Warranties; and

(iii)	subject to the limitations in this clause 8, indemnify the Buyer in respect of Loss suffered by the Buyer and any Group Company arising from a breach of a Seller Warranty made pursuant to clause 8.1(a)(i).

(b)	Each Seller Warranty must be construed independently and is not limited by reference to another Seller Warranty.

(c)	BBRC will be liable for its Relevant Proportion and the Relevant Proportion of (i) Coloskye Pty Limited as trustee for the Allofus Trust and (ii) Candy Blundy, and, other than this, each other Seller is only liable for their Relevant Proportion of the amount of any Claim (including any Tax Indemnity Claim) or Loss recoverable by the Buyer under this agreement, including any Loss that arises under the Tax Indemnity or another Indemnity or from a breach of a Seller Warranty. The Buyer may not pursue Coloskye Pty Limited as trustee for the Allofus Trust or Candy Blundy in respect of a Claim unless and to the extent that BBRC fails to fulfil the obligation in respect of their relevant Relevant Proportion of the Claim.

(d)	For the avoidance of doubt, in respect of any breach of Seller Warranty, Loss includes an amount that would be necessary to put each of the Buyer and the relevant Group Company in the same position as if the Warranty had been true.

(e)	The Seller Warranties are only given in favour of, and for the benefit of, the Buyer. To avoid doubt, no third party buyer of the (assets or shares of the) Company is entitled to receive the benefit of the Seller Warranties and no Seller will be liable to the third party buyer in respect of any Loss suffered by the third party buyer.

(f)	The Seller Warranties survive Completion of this agreement.

(g)	Each Seller undertakes to the Buyer and any person who was at the date of this agreement a current or former director, officer or employee of the Sellers or any of their Related Bodies Corporate, or any Group Company and who at any time following Completion is a director, officer or employee of the Buyer, any Group Company or any Buyer Group Member (Officer) that neither it nor any Seller or any of their Related Bodies Corporate will make a Claim against any Officer in respect of any matter arising in connection with this agreement, including any breach of Seller Warranty, provided that this clause 8.1(g) does not apply to a Claim against a person in respect of Dishonest Conduct of that person.

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8.2	Matters disclosed

The Seller Warranties (other than the Excluded Warranties and the Tax Warranties) and the indemnity in clause 8.1(a)(iii) (other than to the extent it relates to the Excluded Warranties and the Tax Warranties) are given subject to and are qualified by, and the liability of each Seller in respect of any breach of any such Seller Warranty and such indemnity will be reduced or extinguished (as the case may be) to the extent that the breach arises in connection with:

(a)	any fact, matter or circumstance which has been fairly disclosed in the Disclosure Material;

(b)	anything within the actual knowledge of a member of the Buyer Deal Team at the date of this agreement, including any knowledge the Buyer Deal Team would have reasonably had after review of any Buyer Due Diligence Report;

(c)	any information or matters that would have been fairly disclosed to the Buyer had the Buyer conducted searches 5 Business Days prior to the date of this agreement (or at the time otherwise specified below) of records open to public inspection maintained by:

(i)	in Australia:

(A)	ASIC and IP Australia; and

(B)	the High Court, the Federal Court and the Supreme Courts in any state or territory of Australia on 19 January 2018;

(ii)	in New Zealand, New Zealand Companies Office, the Intellectual Property Office of New Zealand, the Supreme Court of New Zealand, the Court of Appeal of New Zealand and the High Court of New Zealand on 26 January 2018; and

(iii)	in Hong Kong, the Companies Registry.

(d)	For purposes of this clause 8.2, a fact, matter or circumstance is ‘fairly disclosed’ if sufficient information has been disclosed to enable a sophisticated investor, experienced in transactions of the nature of the Sale and familiar with the Business, to identify and make a reasonably informed assessment of the nature and potential scope of the fact, matter or circumstances so disclosed and of the nature and extent of the breach of Warranty.

8.3	No liability

No Seller is liable to the Buyer for any Claim or Loss under this agreement:

(a)	to the extent that the Claim or Loss (including a Claim under the Tax Indemnity) was provided for in the Completion Statement;

(b)	to the extent that an entitlement to any Tax Relief that is shown as an asset in the Completion Statement is understated and the amount of the understatement has been actually received by a Buyer Group Member. Without limitation, this provision applies to any Tax Indemnity Claim;

(c)	to the extent that the Loss arises from GST that is recovered from the Recipient of a Supply or for which an Input Tax Credit is available to a Buyer Group Member under the GST Law. Without limitation, this provision applies to any Tax Indemnity Claim;

(d)	to the extent that the Claim or Loss arises from anything done or not done after Completion by the Buyer, a Group Company or another Related Body Corporate of the Buyer (or any person acting on their behalf) that is outside the ordinary course of business of the Business and that the Buyer was aware as at the date of this agreement would give rise to a Claim;

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(e)	to the extent that the Claim or the Loss would not have arisen but for:

(i)	the enactment or amendment of any legislation or regulations;

(ii)	a change in the judicial or administrative interpretation of the law; or

(iii)	a change in the practice or policy of any Governmental Agency,

after the date of this agreement, including legislation, regulations, amendments, interpretation, practice or policy that has a retrospective effect. Without limitation, this provision applies to any Tax Indemnity Claim;

(f)	to the extent that the Buyer or any Group Company recovers any amount in respect of the Claim or Loss or from the circumstances out of which the Claim or Loss arises (net of costs of the recovery) from any third party (including under any insurance policy);

(g)	if the liability for that Claim or Loss is a contingent liability, unless and until the liability is an actual liability and is due and payable, but the Buyer may still give notice of a Claim or Loss that is a contingent liability for the purposes of clause 8.8. Without limitation, this provision applies to any Tax Indemnity Claim;

(h)	to the extent that the Claim or Loss arises from a Group Company taking a position in relation to the application of a Tax Law that is inconsistent with the position taken by that Group Company before Completion (including any position adopted in relation to the preparation of any Pre-Completion Returns or in relation to the calculation of any reserve or provision relating to Tax or Duty in the Completion Statement), unless the Group Company is required to, or receives an opinion from an Additional Tax or Duty Adviser with at least 10 years of relevant experience that it is required to, adopt an inconsistent position to comply with a Tax Law. Without limitation, this provision applies to any Tax Indemnity Claim;

(i)	to the extent that the Claim or Loss arises:

(i)	from a Group Company’s failure to take any action after Completion, which the relevant Group Company is then aware of, required by, or should reasonably be taken under, any applicable Tax Law in relation to any Tax or Duty (including any failure to take any such action within the time allowed). Without limitation, this provision applies to any Tax Indemnity Claim; or

(ii)	because of a Tax or Duty related profile, attribute or similar circumstance of the Buyer or a Related Body Corporate of the Buyer (other than a Group Company). Without limitation, this provision applies to any Tax Indemnity Claim; or

(j)	to the extent that the Claim or Loss arises from a Group Company’s failure to make any claim, election, surrender or disclaimer or give any notice or consent or do any other thing after Completion, the making, giving or doing of which was notified to the Buyer in writing prior to the date of this agreement by having been taken into account in computing the provision for Tax or Duty in the Completion Statement. Without limitation, this provision applies to any Tax Indemnity Claim.

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The Buyer must notify the Sellers’ Representative of any change described in clause 8.3(h) specifying the circumstances of the inconsistent position, at least 15 Business Days before the Group Company adopts it.

8.4	Indirect or consequential loss

To the maximum extent permitted by law, the Sellers are not liable for or with respect to any Consequential Loss. Without limitation, this provision applies to any Tax Indemnity Claim.

8.5	Tax, Duty or other benefit

In calculating the Loss of the Buyer in relation to a Claim, the Loss must be reduced by any Tax or Duty benefit (including any Tax Relief) actually obtained by a Buyer Group Member arising directly or indirectly from the subject matter of that Claim. Without limitation, this provision applies to any Tax Indemnity Claim.

8.6	No inducement by the Seller

The Buyer acknowledges that, in considering whether or not to make an offer for the Shares and in proceeding to engage in due diligence enquiries, it did so on the basis that all the information it received from or on behalf of the Sellers concerning the Group (including without limitation the Disclosure Material) and its business expressly excluded any reliance on information given to the Buyer or statements or representations of the Sellers, other than the Seller Warranties. The Buyer acknowledges and represents and warrants to the Sellers (without limiting in any way its rights in respect of a breach of Seller Warranty or under an Indemnity or a Specific Indemnity) that:

(a)	in conducting its due diligence and in entering into this agreement and proceeding to Completion, it did not rely and is not relying on any statement, representation, warranty, forecast, opinion or statement of belief made by or on behalf of the Sellers or any Group Company or their respective representatives or on any other conduct engaged in by the Sellers or any member of the Group or their representatives, other than the Seller Warranties;

(b)	it has read and understood the Information Memorandum and Due Diligence Report and has had full opportunity to review the materials in the Data Room;

(c)	it understands the risks and uncertainties of the industry in which the businesses of the Group Companies operate and the general economic, regulatory and other risks that impact on or could impact on the Group Companies’ businesses, their results, operations, financial position and prospects;

(d)	any estimates, budgets or forecasts made, or opinion expressed, in relation to the future financial position or prospects of the Group Companies and/or the businesses of the Group Companies (whether written or oral) were made or expressed to and accepted by the Buyer, and this agreement is entered into, on the basis and condition that, except as provided for in the Seller Warranties:

(i)	neither the Sellers nor their representatives have made nor makes any representation or warranty as to the accuracy or completeness of such estimate, budget, forecast or expression of opinion or that any such estimate, budget, forecast or expression of opinion will be achieved; and

(ii)	neither the Sellers nor their representatives will be liable to the Buyer or its representatives in the event that, for whatever reason, such estimate, budget, forecast or expression of opinion is or becomes inaccurate, incomplete or misleading in any respect; and

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(e)	other than to the extent expressly contained in the Seller Warranties, no Seller or any Officer, agent, employee or adviser of a Seller makes or has made any representation or warranty as to the accuracy or completeness of the Disclosure Material in respect of the Sale or the Group Companies.

8.7	Exclusion of warranties and statutory actions

The Buyer agrees that except in the case of any fraudulent or intentionally misleading or deceptive conduct by the Sellers:

(a)	subject to any law to the contrary and except as provided in the Seller Warranties, all guarantees, warranties, representations or other terms and conditions relating to this agreement or its subject matter (whether express, implied, written, oral, collateral, statutory or otherwise), not expressly contained in this agreement, are excluded to the maximum extent permitted by law and, to the extent that they cannot be excluded, the Sellers disclaim all liability in relation to them to the maximum extent permitted by law; and

(b)	to the maximum extent permitted by law, the Buyer will not make and waives any right it may have to make any Claim against the Sellers under the Australian Consumer Law (including sections 4, 18 and 29 of the Australian Consumer Law), the Corporations Act (including section 1041H of that Act), the Australian Securities and Investments Commission Act 2001 (Cth) or the corresponding provision of any other federal, state or territory legislation, or a similar provision under any applicable law, for any act or omission concerning the transactions contemplated by this document or for any statement or representation concerning any of those things, except to the extent provided in the Seller Warranties.

8.8	Notice and time limits on Claims

(a)	The Buyer may not make and the Sellers are not liable for any Claim for a breach of a Seller Warranty or under an Indemnity unless reasonable details of the Claim have been notified to the Sellers in writing, setting out reasonable details of the facts, matters or circumstances giving rise to the breach and the nature of the breach:

(i)	in the case of the Seller Warranties (other than the Tax Warranties) and the Non-Tax Indemnities, within 18 months after the Completion Date; and

(ii)	in the case of the Tax Warranties or under a Tax Indemnity or the Specific Indemnities, within 5 years after the Completion Date, or (if earlier) the date the Claim is statute barred.

(b)	A Claim will not be enforceable against the Sellers and is to be taken for all purposes to have been withdrawn unless legal proceedings in connection with the Claim are commenced within 9 months after the end of the periods contemplated by clause 8.8(a)(i) or 8.8(a)(ii) (as applicable).

(c)	The time limit for commencing proceedings in Clause 8.8(b) does not apply to a Claim that relates to a liability that is at the expiry of that time limit a contingent liability if that contingent liability has not at that time become an actual liability and is not due and payable. Once such contingent liability subsequently becomes an actual liability and is due and payable, the Buyer will have six months to issue or serve proceedings and, if proceedings are not commenced in that six month period, the Claim will not be enforceable against the Sellers and is to be taken for all purposes to have been withdrawn.

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8.9	Minimum amount of Claims

(a)	The Sellers are not liable for any Claim for a breach of a Seller Warranty or under the indemnity in clause 8.1(a)(iii) (other than in connection with a Tax Warranty or Excluded Warranty) unless and until:

(i)	the amount finally agreed or determined to be payable in respect of a Claim exceeds $500,000 (each such Claim, a Permitted Warranty Claim); and

(ii)	the aggregate amount of all such Permitted Warranty Claims exceeds $5,000,000,

in which event the Sellers are liable for the full amount of all Claims and not just the amount in excess of $5,000,000 and the de minimis in clause 8.9(a) will be reduced to $250,000 for any further Claims it applies to under this clause 8.9.

(b)	For the purposes of clause 8.9(a)(i), Claims of the same or similar nature arising out of the same or similar facts, matters and circumstances will be treated as one Claim.

8.10	Maximum liability

(a)	The Sellers’ total liability for Loss or damage arising in respect of all Claims (including Tax Indemnity Claims) under or in connection with this agreement is limited in aggregate to the Purchase Price and each Seller’s total liability is limited to their Relevant Proportion of the Purchase Price, other than in the case of BBRC whose total liability is limited to its Relevant Proportion of the Purchase Price together with (i) the Relevant Proportion of the Purchase Price payable to Coloskye Pty Limited as trustee for the Allofus Trust and (ii) Candy Blundy’s Relevant Proportion of the Purchase Price.

(b)	Without prejudice to clause 8.10(a) and subject to clause 8.10(c), the Sellers’ total liability for Loss or damage arising in respect of all Claims for breach of a Seller Warranty (other than an Excluded Warranty or a Tax Warranty) or under the indemnity in clause 8.1(a)(iii) (other than under the Tax Indemnity or the Specific Indemnities) or arising in contract, tort (including negligence), under any statute or otherwise from or relating to a breach of a Seller Warranty or Indemnity in any way is limited in aggregate for any and all Claims to $125,000,000.

(c)	Clause 8.10(b) does not apply to Claims arising from a breach of an Excluded Warranty or from fraud or failure to deliver title to the Shares, or from a breach of a Tax Warranty or under the Tax Indemnity or the Specific Indemnities, but, to avoid doubt, clause 8.10(a) does apply to those Claims.

8.11	No double recovery

The Buyer is not entitled to Claim or recover or obtain payment, reimbursement, restitution or indemnity (including with respect to Tax Indemnity Claims) more than once in respect of any one Loss under or in connection with this agreement.

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8.12	Disclosure regarding Third Party Claims

(a)	The Buyer must promptly notify the Sellers’ Representative if a Third Party Claim is made against a Group Company that the Buyer is aware may lead to liability on the part of the Sellers.

(b)	The Buyer must include in a notice given under clause 8.12(a) all relevant details (including the amount and the facts or circumstances giving rise to such Claim) then known to a Group Company of the Third Party Claim.

(c)	The Buyer must also include in a notice given under clause 8.12(a) an extract of:

(i)	any part of a Demand that identifies the liability or amount to which the Claim relates or other evidence of the amount of the Demand to which the Claim relates; and

(ii)	if available or relevant, any corresponding part of any adjustment sheet or other explanatory material issued by a Governmental Agency that specifies the basis for the Demand to which the Claim relates or other evidence of that basis.

(d)	The Buyer must provide a copy of any document referred to in clause 8.12(c) to the Sellers’ Representative as soon as practicable.

(e)	The Buyer must also, on an on-going basis, keep the Sellers’ Representative informed of all material developments in relation to the Claim notified under clause 8.12(a).

8.13	Conduct in respect of Third Party Claims

(a)	The Buyer must not:

(i)	accept, compromise or pay;

(ii)	agree to arbitrate, compromise or settle; or

(iii)	make any admission or take any action in relation to,

a Third Party Claim that may lead to liability on the part of the Sellers without the Sellers’ Representative’s prior written approval (which must not be unreasonably withheld or delayed).

(b)	Following receipt of a notice in respect of a Claim which arises from or involves a Third Party Claim, the Sellers’ Representative may, by written notice to the Buyer (provided within 20 Business Days of that notice), assume the conduct of the defence of the Third Party Claim.

(c)	If the Sellers’ Representative advise the Buyer that the Sellers wish to assume the conduct of the defence of the Third Party Claim:

(i)

provided that the Sellers (in their Relevant Proportions) indemnify the Buyer against all Losses which the Buyer or a Group Company reasonably incurs as a result of the Sellers assuming conduct of the defence (including Loss for the Third Party Claim itself), the Buyer must take all action reasonably requested by the Sellers’ Representative to avoid, contest, compromise or defend the Third Party Claim, including providing access to witnesses and documentary or other evidence within the control of the Buyer that is relevant

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to the Third Party Claim, allowing the Sellers and their legal advisers to inspect and take copies of all relevant books, records, files and documents, and providing the Sellers with reasonable access to the personnel, premises and chattels of or under the control of the Buyer and for the sole purpose of obtaining information in relation to the Third Party Claim; and

(ii)	in conducting any proceedings or actions in respect of that Third Party Claim, the Sellers must:

(A)	act in good faith;

(B)	liaise with the Buyer in relation to the defence of the Third Party Claim; and

(C)	provide the Buyer with reasonable access to a copy of any notice, correspondence or other document relating to the Third Party Claim,

and the Sellers must not:

(D)	accept, compromise or pay;

(E)	agree to arbitrate, compromise or settle; or

(F)	make any admission or take any action in relation to,

a Third Party Claim, where such a claim would be reasonably likely to have an adverse effect on the operation of the business or reputation of a Group Company or Buyer Group Member, without the Buyer’s prior written approval (which must not be unreasonably withheld or delayed).

(d)	If the Sellers’ Representative advise the Buyer that the Sellers do not wish to assume the conduct of the defence of the Third Party Claim, then the Buyer must:

(i)	act in good faith;

(ii)	liaise with the Sellers’ Representative in relation to the defence of the Third Party Claim; and

(iii)	provide the Sellers with reasonable access to a copy of any notice, correspondence or other document relating to the Third Party Claim,

and must, at all times, strictly comply with clause 8.12 (Disclosure regarding Third Party Claims).

8.14	Recovery

Where the Buyer or a Group Company is or may be entitled to recover from some other person (except under a policy of insurance, in which case clause 8.15 shall apply) any sum in respect of any matter or event which could give rise to a Claim, the Buyer must:

(a)	use its best endeavours to recover that sum or assist the Group Company to recover that sum (and must procure that its nominee directors on the boards of the Group Companies use their best endeavours to recover that sum);

(b)	keep the Sellers’ Representative at all times fully and promptly informed of the conduct of such recovery; and

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(c)	reduce the amount of the Claim to the extent that sums (less all reasonable costs and expenses, including any Tax, incurred by the Buyer or a Group Company in connection with the recovery) are recovered.

If the recovery is delayed until after the Claim has been paid by the Sellers to the Buyer, the recovered sum (less all reasonable costs and expenses, including any Tax, incurred by the Buyer or a Group Company in connection with the recovery) will be paid to the Sellers in their Relevant Proportions into the Payment Account) up to the amount of the Claim paid by the Sellers to the Buyer.

8.15	Insured Claim or loss

The Sellers will not be liable for any Claim under or in relation to this agreement unless the Buyer has first caused the Company (or another Group Company, as applicable) to make a Claim under any insurance policy held by the Company (or that other Group Company) which may cover that Claim and that Claim has been denied in whole or partly by the relevant insurer, provided that the Buyer may still give notice of the Claim for the purposes of clause 8.8(a) once a Claim has been made under the relevant insurance policy, and clause 8.8(b) will not apply until the Claim made under the relevant insurance policy has been denied in whole or in part at which time (if occurring after the time for commencing proceedings in clause 8.8(b) has passed) the Buyer will have six months to issue or serve proceedings and, if proceedings are not commenced in that six month period, the Claim will not be enforceable against the Sellers. If the Buyer has still incurred some damage or Loss (including any deductibles), that remaining amount will be the amount of the Buyer’s Loss for the purposes of this agreement.

8.16	Duty to mitigate

Each party is under a duty to use reasonable endeavours to mitigate its loss in relation to any Claim, and the Sellers’ liability in respect of any breach of any Seller Warranty or in respect of any Indemnity will be reduced or extinguished (as the case may be) to the extent that the Buyer has failed to so mitigate its loss. Without limitation, this clause applies to any Tax Indemnity Claims, provided that the Buyer’s duty to mitigate its loss in relation to a Claim under the Tax Indemnity or in respect of a breach of a Tax Warranty is subject to the provisions in Schedule 5 (Tax Indemnity and Tax Demand Claims).

8.17	No action against Officers and employees

The Buyer waives and must procure that each of its Related Bodies Corporate (including, for the avoidance of doubt, the Group Companies with effect from Completion) (Buyer Group Member) waives all rights and Claims that it may have personally against the current and former Officers and employees of each of the Sellers and the Group Companies (other than against the Sellers Guarantors in relation to the Sellers Guarantee under clause 16) in relation to any matter arising directly or indirectly in connection with this agreement or the Sale except to the extent that those rights or Claims arise out of the fraud, wilful misconduct or wilful default of a current or former Officer or employee of a Seller or a Group Company. The parties acknowledge and agree that:

(a)	the Sellers have sought and obtained this waiver as agent for and on behalf of their and each of their Group Company’s current and former Officers and employees and hold the benefit of this clause 8.17 as trustee for them; and

(b)	the provisions of this clause 8.17 may be enforced by each of the Sellers on behalf of and for the benefit of their and each of their Group Company’s current and former Officers and employees (other than in respect of the Sellers Guarantors regarding the Sellers Guarantee under clause 16) and those persons may plead this clause 8.17 in answer to any Claim made by a Buyer Group Member against them.

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8.18	Adjustment to Purchase Price

If payment is made for a breach of this agreement or under an Indemnity, the payment is to be treated as an adjustment to the Purchase Price. Without limitation, this provision applies to any Tax Indemnity Claim.

8.19	Independent limitations

Each qualification and limitation in this clause 8 is to be construed independently of the others and is not limited by any other qualification or limitation. Without limitation, this provision applies to any Tax Indemnity Claim.

8.20	Damages only remedy

If any of the Seller Warranties are incorrect, untrue or misleading, the Buyer’s only remedy is in damages and the Buyer may not rescind, terminate or revoke the agreement.

8.21	No knowledge of breach

No member of the Buyer Deal Team:

(a)	has already formulated an intention to make a Seller Warranty Claim; and

(b)	presently has actual knowledge (save as disclosed in the Disclosure Material) of any circumstances which it believes may entitle it to make a Seller Warranty Claim.

For the avoidance of doubt, this clause 8.21 does not apply in respect of the Tax Warranties or the Tax Indemnity.

8.22	Dishonest Conduct

The limitations of liability set out in this clause 8 will not apply in relation to a Seller to the extent that the Claim is in respect of the Dishonest Conduct of that Seller.

8.23	Trustee Seller limitations

(a)	Each of the Trustee Sellers enters into this agreement only in its capacity as trustee of its respective Trust and in no other capacity. A liability of any of them under or in connection with this agreement is limited to the amount that is actually recoverable in the exercise of the Trustee Seller’s right of indemnity from the property of the relevant Trust, except where the liability arises by reason of fraud by the Trustee Seller in its capacity as trustee of the relevant Trust.

(b)	The limitations in this clause 8.23 apply despite any other provision of this agreement and extend to all liabilities and obligations of each Trustee Seller in any way connected with any representation, warranty, conduct, omission, agreement or transaction related to this agreement.

(c)	No Trustee Seller is obliged to do or refrain from doing anything under this agreement (including, without limitation, incur any liability) unless the Trustee Seller’s liability is limited in the same manner as set out in this clause 8.23.

(d)	Without limitation, this clause 8.23 applies to any Tax Indemnity Claim.

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8.24	Title claim

The limitations of liability set out in this clause 8 will not apply in relation to any Claim or Loss arising out of or in connection with a breach of the Title Warranty set out in paragraph 5(d) of Schedule 4.

9	Specific Indemnities

(a)	The Sellers must indemnify the Buyer and each Group Company against the amount of:

(i)	any Loss suffered or incurred by the Buyer or a Group Company in connection with or arising from any Claim in connection with the disposal of the Company’s interests in Honey Birdette (Aust.) Pty Ltd and BNT Curvy Pty Ltd;

(ii)	in relation to “Playboy” branded stock held or ordered by a Group Company as at Completion:

(A)	the value (as set out in the Completion Statement) of all “Playboy” branded stock required to be destroyed by a Group Company after 29 August 2018 (being the end date of the trade out period under the product licence agreement between Playboy International Enterprises International, Inc. and Bras N Things dated 22 June 2015); and

(B)	the Loss (if any) on the sale of such “Playboy” branded stock sold between Completion and 29 August 2018, being the difference between the cost of such stock and the amount such stock was sold for,

provided that following Completion the Buyer procures that the Group Companies will continue to sell off “Playboy” branded stock in the ordinary course of business;

(iii)	any economic Loss (including fines or penalties) incurred by the Buyer or a Group Company arising from any data breach involving Personal Information occurring before Completion in relation to the business of any Group Company; and

(iv)	any Loss suffered or incurred by the Buyer or a Group Company in connection with or arising from the transfer or purported or attempted transfer of the Minority Shares to the Buyer, including but not limited to all legal costs, disbursements and expenses incurred or suffered by the Buyer or a Group Company by reason of or related to any legal challenge by the Minority Shareholders, or any of them, to the exercise or purported exercise by the Sellers or the Company, or any of them, of rights and entitlements contained in the Shareholders’ Agreement, or in the event that the Minority Shares are not able to be transferred to the Buyer.

(b)	The Sellers are not liable for any Claim under the indemnity in clause 9(a)(ii) unless and until the aggregate amount finally agreed or determined to be payable in respect of the Claims exceeds $100,000, in which event the Sellers are liable for the full amount of all Claims and not just the amount in excess of $100,000.

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10	Buyer Warranties

10.1	Buyer Warranties

The Buyer represents and warrants to the Sellers that each of the following statements is true and accurate on the date of this agreement and will be true and accurate as at the Completion Date:

(a)	it is duly incorporated and validly exists under the law of its place of incorporation;

(b)	the execution and delivery of this agreement has been properly authorised by all necessary corporate action of the Buyer;

(c)	it has full corporate power and lawful authority to execute and deliver this agreement and to consummate and perform or cause to be performed its obligations under this agreement;

(d)	this agreement constitutes a legal, valid and binding obligation of the Buyer enforceable in accordance with its terms;

(e)	the execution, delivery and performance by the Buyer of this agreement does not or will not (with or without the lapse of time, the giving of notice or both) contravene, conflict with or result in a breach of or default under:

(i)	any provision of the constitution of the Buyer;

(ii)	any material term or provision of any security arrangement (including any Security Interest), undertaking, agreement or deed to which it is bound;

(iii)	any writ, order or injunction, judgement, or law to which it is a party or is subject or by which it is bound;

(f)	no Insolvency Event has occurred in relation to the Buyer; and

(g)	so far as it is aware, there are no facts, matters or circumstances which give any person the right to apply to liquidate or wind up the Buyer.

10.2	Reliance

The Buyer acknowledges that the Sellers have entered into this agreement in reliance on the Buyer Warranties.

10.3	Independent Buyer Warranties

Each Buyer Warranty must be construed independently and is not limited by reference to another Buyer Warranty.

10.4	Survival

The Buyer Warranties survive Completion of this agreement.

10.5	Indemnity

The Buyer indemnifies the Sellers against any Loss that the Sellers may incur to the extent caused by any breach of the Buyer Warranties.

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11	Conduct after Completion

11.1	Access to records by the Sellers

(a)	The Buyer must procure that all Business Records are preserved in respect of the period ending on the Completion Date until the later of:

(i)	6 years from the Completion Date; and

(ii)	any date required by an applicable law.

(b)	After Completion, the Buyer must, on reasonable notice from the Sellers’ Representative, provide the Sellers and their advisers with full access:

(i)	to the Business Records and allow the Sellers to inspect and obtain copies or certified copies of the Business Records at the Sellers’ expense; and

(ii)	during normal business hours to the personnel and premises of the Group Companies,

for the purpose of assisting the Sellers to:

(iii)	prepare Tax Returns, accounts and other financial statements;

(iv)	discharge statutory obligations;

(v)	comply with Tax, Duty or other legal requirements; or

(vi)	conduct legal or arbitration proceedings, other than where such proceedings involve a Buyer Group Member (in which case discovery and any other relevant proceedings at law shall apply).

(c)	The Sellers must reimburse the Buyer (in their Relevant Proportions) for its and each Buyer Group Member’s reasonable costs in retrieving any Business Records and making personnel and premises available under this clause 11.

(d)	The Buyer is not obliged to waive legal professional privilege. The Sellers must comply with any reasonable steps requested by the Buyer to preserve legal professional privilege and confidentiality in connection with any information provided to the Sellers under this clause 11.

(e)	Subject to clause 11.1(d), the Buyer agrees that the Sellers may retain copies of any Business Records that it may require to enable it to comply with any applicable law after the Completion Date.

(f)	To the extent the Sellers hold any Business Records that are not otherwise in the possession of the Group Companies, the Sellers will provide copies of such information to Buyer upon its request.

11.2	Exercise of rights of registered shareholder

(a)	The Sellers must:

(i)	appoint the Buyer’s nominee as its sole proxy to attend shareholders’ meetings of the Company and exercise the voting rights of the Shares;

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(ii)	not attend or vote at shareholders’ meetings of the Company; and

(iii)	take all action as registered holders of the Shares as the Buyer directs,

for the period from Completion until the Shares are registered in the name of the Buyer.

(b)	The Buyer must bear the costs of the Sellers performing their obligations under clause 11.2(a).

(c)	The Buyer indemnifies the Sellers against liability arising from an act done under a proxy referred to in clause 11.2(a).

11.3	Post-Completion notices

Each party will immediately give to the other party all payments, notices, correspondence, information or enquiries in relation to the Company which it receives after Completion and which belong to the other party.

11.4	Pre-Completion Returns and Straddle Returns

(a)	Subject to this clause 11.4 (in particular clause 11.4(b)), the Buyer and the Sellers will co-operate in connection with the preparation and filing of any Tax Return of a Group Company with respect to a period or part period before the Completion Date and any administrative proceeding involving any such Tax Return.

(b)	The Buyer will, at its own cost and expense, have the sole conduct and control of the preparation and filing of all Pre-Completion Returns and Straddle Returns.

(c)	The Buyer must deliver each Pre-Completion Return and Straddle Return of or relating to a Group Company to the Sellers:

(i)	30 days, in the case of an income Tax Return; and

(ii)	10 days, in the case of any other Tax Return,

before it is due to be filed (taking into account any extension of time to file the Pre-Completion Return that has been properly obtained) for the Sellers’ review and comment. The Buyer must update the relevant Tax Returns in respect of any reasonable comments by the Sellers before that Tax Return is due to be filed, provided such comments are not inconsistent with an opinion from an Additional Tax or Duty Adviser received by the Buyer.

(d)	The Buyer must procure that each Pre-Completion Return, in respect of any period, act, event, transaction, agreement or other matter prior to Completion, is prepared in a manner consistent with the requirements of:

(i)	any Tax Law; and

(ii)	similar Tax Returns, forms or statement lodged by the Group Company and filed by the due date for filing unless the Buyer or Group Company receives an opinion from an Additional Tax or Duty Adviser that it is required to adopt an inconsistent position to comply with a Tax Law.

(e)	The Buyer must procure that each Straddle Return is prepared in a manner consistent with the requirements of:

(i)	any Tax Law; and

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(ii)	similar Tax Returns, forms or statement lodged by the Group Company and filed by the due date for filing unless the Buyer or Group Company receives an opinion from an Additional Tax or Duty Adviser that it is required to adopt an inconsistent position to comply with a Tax Law.

(f)	Except in relation to the preparation of Pre-Completion Returns and Straddle Returns (to which clauses 11.4(c) to 11.4(e) apply), the parties agree that it is the intention for the Sellers to have the right to participate in the disclosure (including the manner of disclosure) of any material or information to a Governmental Agency and any other dealings with the Governmental Agency in relation to Tax or Duty to the extent that such disclosure or other dealings is in respect of any event, act, matter or transaction or amount derived (or deemed to be derived) or expenditure incurred before, on, or as a result of, Completion.

11.5	Termination of Intra-Group Agreements

The parties acknowledge and agree that:

(a)	after Completion the Intra-Group Agreements will terminate at a time to be notified by the Sellers’ Representative to the Buyer, but no later than one month after the Completion Date (Termination Date);

(b)	all amounts owing by a Group Company to a Retained Group Company or by a Retained Group Company to a Group Company in relation to any Intra-Group Agreement will be settled within 14 Business Days from the Termination Date; and

(c)	from the Termination Date any employees engaged by a Group Company that have dealings with any Retained Group Company (including the provision of property procurement and management services) will cease to deal with that Retained Group Company and will procure that each Retained Group Company ceases to deal with such employees from such date, with no liability to the Group (except as set out in clause 11.5(b)).

12	Default and termination

12.1	Failure by a party to Complete

If a party does not Complete when required to do so, other than as a result of default by the other party, the non-defaulting party may give the defaulting party notice requiring it to Complete within 15 Business Days of receipt of the notice.

12.2	Specific performance or termination

If the defaulting party does not Complete within the period specified in clause 12.1 (Failure by a party to Complete), the non-defaulting party may choose either to seek specific performance or terminate this agreement. In either case, the non-defaulting party may seek damages for the default.

12.3	Termination for Insolvency Event

(a)	The Buyer may terminate this agreement at any time before Completion by notice in writing to the Sellers’ Representative if an Insolvency Event occurs in respect of any Seller.

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(b)	The Sellers may terminate this agreement at any time before Completion by notice in writing to the Buyer if an Insolvency Event occurs in respect of the Buyer or the Buyer Guarantor.

12.4	Effect of termination

(a)	A termination of this agreement will not affect any other rights the parties have against one another at law or in equity.

(b)	On termination of this agreement:

(i)	each party is released from its obligations under this agreement other than the parts of this agreement specified in clause 21.8 (Survival and merger);

(ii)	the ongoing operation of the Confidentiality Agreement is not affected;

(iii)	each party retains any rights it has against the other party in connection with any right or Claim which arises before termination;

(iv)	the Buyer must return to the Sellers all documents and other materials in any medium in its possession, power or control which contain information relating to the Sellers or a Group Company and which have been disclosed to or provided to the Buyer by the Sellers (unless the Buyer is permitted under the Confidentiality Agreement to retain some or all of such documents or other material); and

(v)	the Sellers must return to the Buyer all documents and other materials in any medium in its possession, power or control which contain any information relating to the Buyer and which have been disclosed to or provided to the Sellers by the Buyer (unless the Sellers are permitted under the Confidentiality Agreement to retain some or all of such documents or other material).

13	Protection of the Company

13.1	Undertakings – general

The Restrained Sellers undertake to the Buyer that:

(a)	subject to clauses 13.2 (Acknowledgement – Honey Birdette Business), 13.3 (Deletion of restrictions) and 13.5 (Shares in a public company), during the Restrained Period, they will not and will procure that their Restrained Persons will not:

(i)	be Engaged or Involved in any Restrained Business. This restriction applies in the Restrained Area;

(ii)	directly or indirectly (whether on their own account or on behalf of another party):

(A)	induce or attempt to induce a person who is a Senior Employee of a Group Company at the time of Completion to terminate such person’s employment with the Group; or

(B)	employ a person who is a Senior Employee of a Group Company at the time of Completion, except:

(1)	subject to sub-clause (2), where such person ceased to be an employee of a Group Company at least 12 months prior to being so employed by a Restrained Seller or Restrained Person (or after such shorter period as agreed by the Buyer);

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(2)	if such person is a Store Manager, where such person ceased to being an employee of a Group Company at least 3 months prior to be so employed by a Restrained Seller or Restrained Person (or after such shorter period as agreed by the Buyer); or

(3)	in any event where the relevant Senior Employee has been terminated by the Buyer or relevant Group Company; or

(iii)	directly or indirectly (whether on their own account or on behalf of another party), approach any supplier that is listed in Schedule 20 (Restricted Suppliers) for the purpose of sourcing products from that person to the Restrained Area that are the same as or similar to products sold by the Business; and

(b)	at any time after the Completion Date, they will not directly or indirectly (whether on their own account or for the benefit of another party), do any of the following things:

(i)	use or except as required by law, disclose to a third party any confidential information of a Group Company, which is not generally known or available in the market place or which would not be generally known or available in the market place but for a breach of this paragraph; or

(ii)	use a logo, symbol, trade mark, or business name substantially identical or deceptively similar to a Trade Mark or Business Name.

13.2	Acknowledgement – Honey Birdette Business

(a)	The Buyer acknowledges that the Restrained Sellers are also involved in the Honey Birdette Business and that the Honey Birdette Business sells certain types of products that may also be sold by the Group.

(b)	Clause 13.1 (Undertakings – general):

(i)	does not prevent any Restrained Seller from being Engaged or Involved in the Honey Birdette Business provided that the Honey Birdette Business does not materially diverge from the brand positioning, premium price points and direct to consumer distribution model applicable as at the Completion Date (which for the avoidance of doubt would prohibit Honey Birdette from moving into the ‘everyday apparel’ market in the categories of lingerie, sleepwear, activewear, shapewear and swimwear);

(ii)	however, for the avoidance of doubt it does prevent Honey Birdette from sourcing products during the Restrained Period from those suppliers which are listed in Schedule 20 (Restricted Suppliers),

(c)	The Restrained Sellers undertake to the Buyer that in the event that they cease to Control (either directly or indirectly) the Honey Birdette Business, they will procure that the new Controlling entity ensures that the Honey Birdette Business does not, during the Restrained Period, materially diverge from the brand positioning, premium price points and direct to consumer distribution model applicable as the Completion Date.

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13.3	Deletion of restrictions

If any part of the Restraint goes beyond what is reasonable in the circumstances and necessary to protect the goodwill of the Group but would be reasonable and necessary if any activity were deleted or a period or area were reduced, then the Restraint applies with that activity deleted or period or area reduced by the minimum amount necessary to make the Restraint reasonable in the circumstances.

13.4	Severance

Each part of the Restraint has effect as a separate and severable restriction and is to be enforced accordingly.

13.5	Shares in a public company

Despite anything else in this clause 13 (Protection of the Company), a Restrained Seller may:

(a)	hold up to 5% of the issued shares or units of a body corporate or a unit trust listed on an official stock exchange (or being regarded as holding that under the Corporations Act) that carries on a Restrained Business; and

(b)	hold any number of shares or units of a body corporate or a unit trust listed on an official stock exchange (or being regarded as holding that under the Corporations Act) that carries on a Restrained Business, provided that the revenue of the business of designing and selling women’s underwear (including lingerie tops and bottoms) is only an ancillary or minor part that comprises no more than 15% of the total revenue of the relevant listed entity’s business.

13.6	Acknowledgement

Each Restrained Seller acknowledges that each Restraint is reasonable in the circumstances and necessary to protect the goodwill of the Group.

13.7	Injunction

Each Restrained Seller acknowledges that:

(a)	monetary damages alone would not be adequate compensation to the Buyer for the breach by a Restrained Seller of clause 13.1 (Undertakings – general); and

(b)	the Buyer may seek an injunction from a court of competent jurisdiction if:

(i)	a Restrained Seller breaches clause 13.1 (Undertakings – general) or threatens to do so; or

(ii)	the Buyer has reason to believe a Restrained Seller will breach clause 13.1 (Undertakings – general).

13.8	Expiry of Restraint

Following Completion the Restraint will expire immediately on the sale of more than 50% of the Company.

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14	Confidentiality

14.1	Confidentiality obligation and exceptions

A party may not disclose the Confidential Information, the provisions of this agreement or the terms of the Sale to any person except:

(a)	as a media announcement in the form agreed between the Buyer and the Sellers’ Representative;

(b)	with the written consent of the other parties;

(c)	to its Officers, employees, professional advisers, consultants, financiers and Related Bodies Corporate to whom (and to the extent to which) it is necessary to disclose the information in order to properly perform their obligations under this agreement;

(d)	where the information has come into the public domain through no fault of that party;

(e)	as is necessary to obtain any consent or approval contemplated by this agreement;

(f)	as is necessary to deliver to the Minority Shareholders a drag along notice in accordance with the provisions of the Shareholders’ Agreement as contemplated by clause 3.9 (Drag along notice); or

(g)	as required by an applicable law, legal process, any order or rule of any Governmental Agency, the rules of a recognised stock exchange or in a prospectus or other document with statutory content requirements prepared for a transaction involving a party, after first consulting with the other party to the extent practicable having regard to those obligations about the form and content of the disclosure, and must use its best endeavours to ensure all permitted disclosures are kept confidential.

15	Buyer Guarantee and indemnity

15.1	Consideration

The Buyer Guarantor acknowledges that the Sellers are acting in reliance on the Guarantor incurring obligations and giving rights under this Guarantee.

15.2	Buyer Guarantee

(a)	The Buyer Guarantor unconditionally and irrevocably guarantees to the Sellers the due and punctual performance by the Buyer of all its obligations under this agreement, including each obligation to pay money (the Buyer Guaranteed Obligations).

(b)	If the Buyer fails to perform the Buyer Guaranteed Obligations in full and on time, the Buyer Guarantor agrees to comply with the Buyer Guaranteed Obligations on demand from the Sellers. A demand may be made whether or not the Sellers have made demand on the Buyer.

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15.3	Indemnity

(a)	The Buyer Guarantor

(i)	unconditionally and irrevocably indemnifies the Sellers against any Loss or Claim which may be incurred or sustained by the Sellers in connection with any default or delay by the Buyer in the due and punctual performance of any of the Buyer Guaranteed Obligations, including any Loss or Claim incurred or sustained by the Sellers in connection with the enforcement of this Buyer Guarantee; and

(ii)	agrees to pay amounts due under this clause 15.3 on demand from the Sellers.

(b)	The Sellers need not incur expense or make payment before enforcing this right of indemnity.

15.4	Extent of guarantee and indemnity

(a)	The Buyer Guarantor will be responsible to the Sellers in respect of the Guaranteed Obligations in the same manner as if the Buyer Guarantor was the Buyer under this agreement.

(b)	The rights given to the Sellers pursuant to this Buyer Guarantee, and the Buyer Guarantor’s liability under it, are not affected by any act, omission or other thing which might otherwise affect it in law or in equity including one or more of the following:

(i)	an Insolvency Event affecting a person or the death of a person;

(ii)	a change in the constitution, membership, or partnership of a person;

(iii)	the partial performance of the Buyer Guaranteed Obligations;

(iv)	the Buyer Guaranteed Obligations not being enforceable at any time against any person other than the Buyer Guarantor;

(v)	the Sellers granting any time or other indulgence or concession to, compounding or compromising with, or wholly or partially releasing the Buyer or Buyer Guarantor of an obligation;

(vi)	any novation of a right of the Sellers;

(vii)	acquiescence, delay, acts, omissions or mistakes on the part of the Sellers; or

(viii)	the occurrence of any other thing which might otherwise release, discharge or affect the obligations of the Buyer Guarantor under this agreement, except to the extent that that thing also releases, discharges or affects the obligations of the Buyer to the Sellers.

15.5	Payments

The Buyer Guarantor agrees to make payments under this clause 15:

(a)	in full without set-off or counterclaim, and without any deduction in respect of Taxes unless prohibited by law; and

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(b)	in the currency in which the payment is due, and otherwise in Australian dollars, in Immediately Available Funds.

15.6	Continuing guarantee and indemnity

This clause 15:

(a)	extends to cover this agreement as amended, varied or replaced, whether with or without the consent of the Buyer Guarantor;

(b)	is a principal obligation and is not to be treated as ancillary or collateral to another right or obligation;

(c)	is independent of and not in substitution for or affected by any other security interest or guarantee or other document or agreement which the Sellers may hold concerning the Buyer Guaranteed Obligations; and

(d)	is a continuing guarantee and indemnity despite any intervening payment, settlement or other thing and extends to all of the Buyer’s obligations in connection with this agreement and, despite Completion, remains in full force and effect for so long as the Buyer has any liability or obligation to the Sellers under this agreement and until all of those liabilities or obligations have been fully discharged.

15.7	Enforcement against Guarantor

The Buyer Guarantor waives any right it has of first requiring the Sellers to commence proceedings or enforce any other right against the Buyer or any other person before claiming from the Buyer Guarantor under this Buyer Guarantee.

15.8	Buyer Guarantor’s liability

The Buyer Guarantor’s liability in respect of any claim shall not exceed the Buyer’s liability in respect of that claim.

16	Sellers Guarantee

16.1	Sellers Guarantee

Subject to clause 16.3 to 16.7:

(a)	the Sellers Guarantors severally (in their Relevant Proportions) and unconditionally and irrevocably guarantee to the Buyer:

(i)	for a period of 5 years from the Completion Date (Guarantee Period);

(ii)	up to a maximum aggregate amount of $70,000,000 (Guaranteed Amount),

the due and punctual payment by the Sellers to the Buyer of all Claims arising out of a breach of Title Warranty, the Tax Warranty and/or under the Tax Indemnity, to the extent payable by the Sellers under this agreement, but limited in any event to the Guaranteed Amount (the Sellers Guaranteed Obligations).

(b)	if the Sellers fail to perform the Sellers Guaranteed Obligations in full and on time, the Sellers Guarantors agree to comply, during the Guarantee Period and up to the Guaranteed Amount, with the Sellers Guaranteed Obligations on demand from the Buyer. A demand may be made whether or not the Buyer has made demand on the Sellers.

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16.2	Indemnity

(a)	Subject to clause 16.3 to 16.7, the Sellers Guarantors severally:

(i)	unconditionally and irrevocably indemnify the Buyer against any Loss or Claim, up to the Guaranteed Amount (in their Relevant Proportions), which may be incurred or sustained by the Buyer in connection with any default or delay by the Sellers in the due and punctual performance of any of the Sellers Guaranteed Obligations, and which is notified in writing by the Buyer to the Sellers Guarantors during the Guaranteed Period, including any Loss or Claim incurred or sustained by the Buyer in connection with the enforcement of this Sellers Guarantee; and

(ii)	agree to pay amounts due under this clause 16.2 on demand from the Buyer.

(b)	The Buyer need not incur expense or make payment before enforcing this right of indemnity.

16.3	Extent of guarantee and indemnity

(a)	Each Sellers Guarantor is liable under this clause 16 only for their Relevant Proportion of the amount of any Claim or Loss recoverable by the Buyer under this clause.

(b)	Subject to clause 16.3(a):

(i)	the Sellers Guarantors will be responsible to the Buyer in respect of the Sellers Guaranteed Obligations in the same manner as if the Sellers Guarantors were the Sellers under this agreement.

(ii)	the rights given to the Buyer pursuant to this Sellers Guarantee, and the Sellers Guarantors’ liability under it, are not affected by any act, omission or other thing which might otherwise affect it in law or in equity including one or more of the following:

(A)	an Insolvency Event affecting a person or the death of a person;

(B)	a change in the constitution, membership, or partnership of a person;

(C)	the partial performance of the Sellers Guaranteed Obligations;

(D)	the Sellers Guaranteed Obligations not being enforceable at any time against any person other than the Sellers Guarantors;

(E)	the Buyer granting any time or other indulgence or concession to, compounding or compromising with, or wholly or partially releasing the Sellers or Sellers Guarantors of an obligation;

(F)	any novation of a right of the Buyer;

(G)	acquiescence, delay, acts, omissions or mistakes on the part of the Buyer; or

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(H)	the occurrence of any other thing which might otherwise release, discharge or affect the obligations of the Sellers Guarantors under this agreement, except to the extent that that thing also releases, discharges or affects the obligations of the Sellers to the Buyer.

16.4	Payments

The Sellers Guarantors agree to make payments under this clause 16:

(a)	in full without set-off or counterclaim, and without any deduction in respect of Taxes unless prohibited by law; and

(b)	in the currency in which the payment is due, and otherwise in Australian dollars, in Immediately Available Funds.

16.5	Continuing guarantee and indemnity

This clause 16:

(a)	extends to cover this agreement as amended, varied or replaced, whether with or without the consent of the Sellers Guarantors;

(b)	is a principal obligation and is not to be treated as ancillary or collateral to another right or obligation;

(c)	is independent of and not in substitution for or affected by any other security interest or guarantee or other document or agreement which the Buyer may hold concerning the Sellers Guaranteed Obligations; and

(d)	until expiry of the Guarantee Period, is a continuing guarantee and indemnity despite any intervening payment, settlement or other thing and extends to all of the Sellers’ obligations in connection with this agreement and, despite Completion, remains in full force and effect for so long as the Sellers have any liability or obligation to the Buyer concerning the Sellers Guaranteed Obligations and until all of those liabilities or obligations have been fully discharged, or until expiry of the Guarantee Period (whichever is earlier).

16.6	Enforcement against Sellers Guarantor

The Sellers Guarantors waive any right they have of first requiring the Buyer to commence proceedings or enforce any other right against the Sellers or any other person before claiming from the Sellers Guarantors under this Sellers Guarantee.

16.7	Sellers Guarantors’ liability

Subject to clauses 8.1(c) and 8.10(a), the Sellers Guarantors’ liability in respect of any claim in connection with this clause shall not exceed their Relevant Proportion of the Sellers’ liability in respect of that claim.

17	Duty, costs and expenses

17.1	Duty

All Duty payable in respect of the execution, delivery and performance of this agreement, any instrument executed under or in connection with this agreement and any transaction contemplated or evidenced by this agreement is payable by the Buyer.

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17.2	Costs and expenses

Subject to clause 17.1, the Sellers (in their Relevant Proportions) and the Buyer must pay their own costs and expenses of negotiating, preparing, signing, delivering and registering this agreement and any other agreement or document entered into or signed under this agreement.

17.3	Costs of performance

A party must bear the costs and expenses of performing its obligations under this agreement, unless otherwise provided in this agreement.

18	GST

18.1	Taxable Supplies

(a)	Any consideration or amount payable under this agreement, including any non-monetary consideration (as reduced in accordance with clause 18.1(e) if required) (Consideration) is exclusive of GST.

(b)	If GST is or becomes payable on a Supply made under or in connection with this agreement, an additional amount (Additional Amount) is payable by the party providing the Consideration for the Supply (Recipient) equal to the amount of GST payable on that Supply as calculated by the party making the Supply (Supplier) in accordance with the GST Law.

(c)	The Additional Amount payable under clause 18.1(b) is payable without set off or deduction at the same time and in the same manner as the Consideration for the Supply, and the Supplier must provide the Recipient with a Tax Invoice as a pre-condition to payment of the Additional Amount.

(d)	If for any reason (including, without limitation, the occurrence of an Adjustment Event) the amount of GST payable on a Supply made under or in connection with this agreement (taking into account any Decreasing or Increasing Adjustments in relation to the Supply) varies from the Additional Amount payable by the Recipient under clause 18.1(b):

(i)	the Supplier must provide a refund or credit to the Recipient, or the Recipient must pay a further amount to the Supplier, as appropriate;

(ii)	the refund, credit or further amount (as the case may be) will be calculated by the Supplier in accordance with the GST Law; and

(iii)	the Supplier must notify the Recipient of the refund, credit or further amount within 10 Business Days after becoming aware of the variation to the amount of GST payable. Any refund or credit must accompany such notification or the Recipient must pay any further amount within 5 Business Days after receiving such notification, as appropriate. If there is an Adjustment Event in relation to the Supply, the requirement for the Supplier to notify the Recipient will be satisfied by the Supplier issuing to the Recipient an Adjustment Note within 10 Business Days after becoming aware of the occurrence of the Adjustment Event.

(e)	Despite any other provision in this agreement if an amount payable under or in connection with this agreement (whether by way of reimbursement, indemnity or otherwise) is calculated by reference to an amount incurred by a party, whether by way of cost, expense, outlay, disbursement or otherwise (Amount Incurred), the amount payable must be reduced by the amount of any Input Tax Credit to which that party is entitled in respect of that Amount Incurred.

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(f)	Any reference in this clause to an Input Tax Credit to which a party is entitled includes an Input Tax Credit arising from a Creditable Acquisition by that party but to which the Representative Member of the GST Group of which that party is a Member is entitled.

19	PPS Act Registration

19.1	Protecting interests

The parties agree to do all things as may be reasonably necessary including:

(a)	providing information and executing or ensuring the execution of documents; and

(b)	ensuring that relevant third parties do all things reasonably necessary,

to protect the interests of a party to this agreement as a result of the application of the PPS Law to this agreement or the transaction the subject of this agreement.

20	Notices

20.1	General

(a)	Any communication or notice to be given by or to the Sellers under this agreement shall be given by or to the Sellers’ Representative (and will be deemed given or received by each Seller).

(b)	Unless expressly stated otherwise in this agreement and subject to clause 20.2 (Notices sent by email), a notice, consent or other communication given under this agreement including, but not limited to, a request, certificate, demand, consent, waiver or approval, to or by a party to this agreement (Notice):

(i)	must be in legible writing and in English;

(ii)	must be addressed to the party to whom it is to be given (Addressee) at the address or email address set out below or to any other address or email address as notified by the Addressee for the purposes of this clause:

(A)	If to the Buyer:

Attention:	Joia M. Johnson
Address:	Hanesbrands Inc., 1000 E Hanes Mills Road, Winston-Salem, North Carolina, 27105, USA
Email:	joia.johnson@hanes.com

with a copy to:

Attention:	John Grover
Address:	Hanes Australasia, Level 1, 115 Cotham Road, Kew VIC 3101
Email:	john.grover@hanes.com

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(B)	If to the Sellers or the Sellers’ Representative:

Attention:	Mr Nico van der Merwe
Address:	BBRC, Level 33, Governor Macquarie Tower, One Farrer Place, Sydney, NSW 2000
Email:	nico@bbrcworld.com

(iii)	must be signed by or on behalf of the sender (if an individual) or an Officer of the sender;

(iv)	must be either:

(A)	delivered by hand or sent by pre-paid mail (by airmail if sent to or from a place outside of Australia) to the Addressee; or

(B)	sent by email to the Addressee’s email address; and

(v)	is deemed to be received by the Addressee in accordance with clause 20.1(d).

(c)	If:

(i)	a party changes its address and fails to notify the other party of this change and the new address, delivery of Notices marked to the attention of the Addressee at that new address is deemed compliant with the notice obligations under this clause;

(ii)	an individual named in clause 20.1(b)(ii) ceases to work for the Addressee and the Addressee fails to notify the other party of an alternative individual, delivery of Notices marked to the attention of an individual in the same or equivalent role at the Addressee is deemed compliant with the notice obligations under this clause; and

(iii)	if an individual associated with an email address listed in clause 20.1(b)(ii) ceases to work for the Addressee and the Addressee fails to notify the other party of an alternative email address, Notices sent by email to a manager or equivalent level personnel at the Addressee are deemed compliant with the notice obligations under this clause.

(d)	Without limiting any other means by which the sender may be able to prove that a Notice has been received by the Addressee, a Notice is deemed to be received:

(i)	if delivered by hand, when delivered to the Addressee;

(ii)	if sent by post, on the 6th Business Day after the date of posting, or if to or from a place outside Australia, on the 10th Business Day after the date of posting; or

(iii)	if sent by email:

(A)	when the sender receives an automated message confirming delivery; or

(B)	30 minutes after the time sent (as recorded on the device from which the sender sent the email) unless the sender receives an automated message that the email has not been delivered,

whichever happens first,

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but if the delivery or receipt is on a day which is not a Business Day or is after 5.00pm (Addressee’s time) it is deemed to be received at 9.00am on the following Business Day.

20.2	Notices sent by email

(a)	Notices sent by email need not be marked for attention in the way stated in clause 20.1 (General). However the email must state the first and last name of the sender.

(b)	Notices sent by email are taken to be signed by the named sender.

21	General

21.1	Choice of law (Governing law)

This agreement is governed by the laws of New South Wales.

21.2	Choice of jurisdiction

Each party irrevocably and unconditionally submits to the non-exclusive jurisdiction of the courts of New South Wales including, for the avoidance of doubt, the Federal Court of Australia sitting in New South Wales.

21.3	Default interest

(a)	If a party fails to pay any amount payable under this agreement on the due date for payment, that party must, if demand is made, pay interest on the amount unpaid at the higher of:

(i)	the Interest Rate plus 3 percentage points per annum; or

(ii)	the rate of interest per annum (if any) fixed or payable under any judgment or other thing into which the liability to pay the amount becomes merged.

(b)	The interest payable under clause 21.3(a):

(i)	accrues from day to day from and including the due date for payment up to the actual date of payment, before and, as an additional and independent obligation, after any judgment or other thing into which the liability to pay the amount becomes merged;

(ii)	if payable by the Sellers, will be paid by the Sellers in their Relevant Proportions; and

(iii)	may be capitalised by the person to whom it is payable at monthly intervals.

(c)	The right to require payment of interest under this clause is without prejudice to any other rights the non-defaulting party may have against the defaulting party at law or in equity.

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21.4	Invalidity

(a)	If a provision of this agreement or a right or remedy of a party under this agreement is invalid or unenforceable in a particular jurisdiction:

(i)	it is read down or severed in that jurisdiction only to the extent of the invalidity or unenforceability; and

(ii)	it does not affect the validity or enforceability of that provision in another jurisdiction or the remaining provisions in any jurisdiction.

(b)	This clause is not limited by any other provision of this agreement in relation to severability, prohibition or enforceability.

21.5	Survival of indemnities

(a)	Each indemnity contained in this agreement is an additional, separate and independent obligation and no one indemnity limits the generality of another indemnity.

(b)	Each indemnity contained in this agreement survives Completion under this agreement.

21.6	Payments

(a)	A payment which is required to be made under this agreement must be in cash or by bank cheque or in other Immediately Available Funds and in Australian dollars.

(b)	The Buyer must make all payments due under this agreement in full without set-off, counterclaim or condition, and without any deduction or withholding in respect of Taxes or for any other reason.

21.7	Entire agreement

Other than the Confidentiality Agreement, this agreement supersedes all previous agreements, understandings, negotiations, representations and warranties about its subject matter and embodies the entire agreement between the parties about its subject matter.

21.8	Survival and merger

(a)	No term of this agreement merges on completion of any transaction contemplated by this agreement.

(b)	Subject to clause 21.8(c), clauses 14 (Confidentiality), 15 (Guarantee and Indemnity), 17 (Duty, costs and expenses), 18 (GST), 20 (Notices) and 21 (General) survive termination or expiry of this agreement, together with any other term which by its nature is intended to do so.

(c)	Clause 13 (Protection of the Company), and clause 14 (Confidentiality) to the extent that it applies to the Sellers’ disclosure of Confidential Information, survive termination or expiry of this agreement only in the event that such termination or expiry occurs following Completion.

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21.9	Variation

No variation of this agreement is effective unless made in writing and signed by each party.

21.10	Waiver

(a)	No waiver of a right or remedy under this agreement is effective unless it is in writing and signed by the party granting it. It is only effective in the specific instance and for the specific purpose for which it is granted.

(b)	A single or partial exercise of a right or remedy under this agreement does not prevent a further exercise of that or of any other right or remedy.

(c)	Failure to exercise or delay in exercising a right or remedy under this agreement does not operate as a waiver or prevent further exercise of that or of any other right or remedy.

21.11	Cumulative rights

Except as expressly provided in this agreement, the rights of a party under this agreement are in addition to and do not exclude or limit any other rights or remedies provided by law.

21.12	Counterparts

This agreement may be executed in any number of counterparts and signatures on behalf of a party may be on different counterparts.

21.13	Relationship of parties

Except as expressly provided in this agreement:

(a)	nothing in this agreement is intended to constitute a fiduciary relationship, employment relationship or an agency, partnership or trust; and

(b)	no party has authority to bind any other party.

21.14	Severability

Any term of this agreement which is wholly or partially void or unenforceable is severed to the extent that it is void or unenforceable. The validity or enforceability of the remainder of this agreement is not affected.

21.15	Further assurances

Except as expressly provided in this agreement, each party must, at its own expense, do all things reasonably necessary to give full effect to this agreement and the matters contemplated by it.

21.16	Assignment, novation and other dealings – consent required

A party must not assign or novate this agreement or otherwise deal with the benefit of it or a right under it, or purport to do so, without the prior written consent of each other party.

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21.17	Third party rights

Except as expressly provided in this agreement:

(a)	each person who executes this agreement does so solely in its own legal capacity and not as agent or trustee for or a partner of any other person; and

(b)	only those persons who execute this agreement have a right or benefit under it.

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Schedule 1 Dictionary

Dictionary

In this agreement:

ACCC means the Australian Competition & Consumer Commission.

Accounting Standards means:

(a)	the accounting standards approved under the Corporations Act and the requirements of that law about the preparation and content of accounts; and

(b)	generally accepted and consistently applied principles and practices in Australia, except those inconsistent with the standards or requirements referred to in clause (a).

Accounts means the audited balance sheet of the Group Companies as at the Accounts Date and the audited income statement and statement of cash flows of the Group Companies for the 12 month period ending on the Accounts Date and comprising Attachment A (Accounts).

Accounts Date means 2 July 2017.

Action means an action, dispute, Claim, investigation, inquiry, prosecution, litigation, proceeding, arbitration, mediation or dispute resolution process.

Additional Amount has the same meaning as it does in clause 18.1(b).

Additional Tax or Duty Adviser means a suitably qualified Tax or Duty adviser who is either:

(a)	a suitably qualified Tax or Duty adviser appointed by the relevant Buyer Group Member who is not the principal tax advisor of a Buyer Group Member; or

(b)	agreed upon by the Buyer and the Sellers’ Representative.

Addressee has the same meaning as it does in clause 20.1(b)(ii).

Adjustment Amount, which may be a negative number, is calculated as follows:

A = B – C

Where:

A = Adjustment Amount

B = Completion Adjustment Amount

C = Estimated Adjustment Amount

on the basis that, if the Adjustment Amount is:

(a)	positive, the adjustment is in favour of the Sellers by operating as an increase to the Purchase Price; and

Schedule 1 | page | 45

(b)	negative, the adjustment is in favour of the Buyer by operating as a reduction in the Purchase Price.

Adjustment Date means the date which is 20 Business Days after the delivery by the Buyer to the Sellers’ Representative of the draft Completion Statement referred to in clause 5.2(b).

Amount Incurred has the same meaning as it does in clause 18.1(e).

ASIC means the Australian Securities and Investments Commission.

Auditor means KPMG.

Authorisation includes:

(a)	any authorisation, consent, approval, registration, filing, agreement, notice of non-objection, notarisation, certificate, licence, permit, authority or exemption from, by or with a Governmental Agency; and

(b)	in relation to anything which will be prohibited or restricted in whole or in part by law if a Governmental Agency intervenes or acts in any way within a specific period after lodgement, filing registration, registration or notification, the expiry of that period without intervention or action.

BBRC means BB Retail Capital Pty Limited as trustee for the Blundy Family Trust.

Budget means the budget document named “BIP FY18 – P&L – FINAL (re-uploaded)” at Data Room document FIN.XX.01.01.

Business means the business of designing and selling women’s underwear, lingerie tops and bottoms, sleepwear, sports bras, shapewear and swimwear.

Business Day means a day on which banks are open for business excluding Saturdays, Sundays or public holidays in Sydney, Australia.

Business Intellectual Property means:

(a)	the intellectual property included in Schedule 11 and any other Intellectual Property Rights owned by a Group Company; and

(b)	the right to take action against Third Parties for infringement of those Intellectual Property Rights whether occurring before or after the date of this agreement,

but excluding the Third Party Intellectual Property.

Business Names means the business names registered to a Group Company and included in Schedule 10.

Business Records means original and copies of all books, files, reports, financial and other records, advice, documents, correspondence, information, accounts and data (whether machine readable or in printed form) owned by or relating to a Group Company or the property of a Group Company and any source material used to prepare them.

Buyer Due Diligence Report means any legal, tax, financial, commercial, technical or other due diligence report prepared (whether in final or draft form) by the Buyer or its advisors in connection with the transactions contemplated by this agreement.

Schedule 1 | page | 46

Buyer Group Member has the meaning given to that term in clause 8.17 (No action against Officers and employees) and, for the avoidance of doubt, includes the Buyer.

Buyer Deal Team means David Bortlussi, David Muscat, John Grover, Joanne Higham and Sean McBride.

Buyer Warranties means the representations and warranties set out in clause 10.1 (Buyer Warranties).

CBA Facility means the facility agreement dated 22 December 2016 between the Company, Bras N Things Pty Limited and Commonwealth Bank of Australia.

Claim means any allegation, debt, cause of action, liability, claim, proceeding, suit or demand of any nature howsoever arising and whether present or future, fixed or unascertained, actual or contingent whether at law, in equity, under statute or otherwise.

Company means BNT Holdco Pty Limited ACN 129 156 921.

Company Guarantee means any guarantee given by the Company and any Group Company in relation to obligations of a Seller or an entity Controlled by a Seller.

Company Income Tax means Tax imposed by the Income Tax Act 1986 (Cth) or a similar income tax imposed by a foreign Tax Law, incurred by the Group for the period prior to the Effective Time, but only to the extent such amounts are not paid prior to the Effective Time.

Completion means completion of the Sale under clause 4 (Completion) and Complete has a corresponding meaning.

Completion Adjustment Amount means:

(a)	Completion Net Debt; plus

(b)	Completion Working Capital Adjustment Amount.

Completion Date means the date on which Completion occurs.

Completion Net Debt means the aggregated consolidated cash less the aggregated consolidated debt of the Group Companies at the Effective Time, calculated in accordance with Schedule 6 and Schedule 7.

Completion Notice means a notice provided by the Sellers to the Buyer in accordance with clause 4.2.

Completion Payment means $500,000,000 less:

(a)	the Retention Amount; less

(b)	the Transaction Costs Amount; plus

(c)	the Estimated Adjustment Amount.

Completion Working Capital means the aggregated consolidated working capital of the Group Companies at the Effective Time, calculated in accordance with Schedule 6 and Schedule 7.

Schedule 1 | page | 47

Completion Working Capital Adjustment Amount means:

(a)	Completion Working Capital less

(b)	Target Working Capital,

on the basis that, if the Completion Working Capital Adjustment Amount is:

(c)	positive, the adjustment is in favour of the Sellers by operating as an increase to the Completion Adjustment Amount; and

(d)	negative, the adjustment is in favour of the Buyer by operating as a reduction in the Completion Adjustment Amount.

Completion Statement means a statement for the Group as at Completion which statement when determined or agreed in accordance with the requirements of clause 5 (Completion Statement) in the format set out in Schedule 6 will be taken to be final.

Completion Statement Principles means the principles and methodology set out in Schedule 7 (Completion Statement Principles) to be applied in preparing the Completion Statement.

Confidentiality Agreement means the confidentiality agreement between BB Retail Capital Pty Limited (ACN 006 175 033) atf The Blundy Family Trust, BNT Holdco Pty Limited (ACN 129 156 921) and Hanesbrands Inc. dated 28 June 2017.

Confidential Information means:

(a)	trade secrets, ideas, concepts, product formulations, recipes, bills of material, terms of trade, bills of records, processes, inventions, methods, technical and operational information or other information concerning the affairs or property of the Business;

(b)	information concerning the affairs or property of the Business or any business, property or transaction in which the Business may be or may have been concerned or interested; and

(c)	details of the customers or suppliers to the Business,

provided that such information:

(d)	is used or held by a Group Company in relation to the Business including in relation to any product development; and

(e)	is being kept confidential by the Business.

Consequential Loss means any Loss or damage that does not naturally flow from a breach of this agreement, including any Loss or damage relating to denial of opportunity, loss of access to markets, adverse publicity, damage to credit rating or any punitive damages, but does not mean:

(a)	loss that is direct loss of profits, direct loss of revenue or direct loss of production; or

(b)	any diminution in the value of the Shares.

Schedule 1 | page | 48

Consideration has the same meaning as it does in clause 18.1(a).

Consolidated Group means a consolidated group or a MEC group as those terms are defined in section 995-1 of the ITAA 1997.

Control has the meaning given to that term in the Corporations Act and Controlling has a corresponding definition.

Corporations Act means Corporations Act 2001 (Cth).

Data Room means the online data room hosted by Ansarada, established by the Sellers and made available to the Buyer, its representatives and advisers during the period from 27 October 2017 to 10:50pm on 1 February 2018, and including the materials listed in the Data Room Index and the Q&A sections of that data room, a copy of which will be provided to the Buyer pursuant to clause 4.4(i).

Data Room Index means the index attached as Part A of Part B (Data Room).

Demand means a written notice of, or demand for, an amount payable or a written notice by a third party in relation to a Third Party Claim.

Disclosure Material means the written information relating to the Group provided to the Buyer prior to the date of this agreement, including information contained in:

(a)	the Information Memorandum;

(b)	the Due Diligence Reports;

(c)	the Data Room; and

(d)	the Management Presentations disclosed in folder 7 of the Data Room.

Dishonest Conduct means:

(a)	any act of fraud; or

(b)	any deceiving or deliberately misleading conduct.

Dispute Notice has the same meaning as it does in clause 5.4(a).

Disputing Action means in respect of Tax Demand, any action to cause the Tax Demand to be withdrawn, reduced or postponed or to avoid, resist, object to, defend, appear against or compromise the Tax Demand and any judicial or administrative proceedings arising out of that action.

Disputing Party has the same meaning as it does in clause 5.4(a).

Dollars, A$ and $ means the lawful currency of Australia.

Due Diligence Report means the KPMG financial vendor due diligence report dated 27 October 2017.

Duty means any stamp, transaction or registration duty or similar charge imposed by any Governmental Agency and includes any interest, fine, penalty, charge or other amount imposed in respect of any of them.

Effective Time means 11.59pm on the Completion Date.

Schedule 1 | page | 49

Employee has the meaning given in Warranty 17.

Engaged or Involved means direct or indirect involvement or participation in as a principal, agent, partner, employee, shareholder, unitholder, director, trustee, beneficiary, manager, consultant, adviser or financier.

Environment means the physical factors of the surrounds of human beings including the land, waters, atmosphere, climate, sounds, odours, tastes, the biological factors of animals and plants, and includes ecosystems.

Environmental Law means any statute or common law relating to the Environment.

Estimated Adjustment Amount means:

(a)	Estimated Net Debt; plus

(b)	Estimated Working Capital Adjustment Amount,

on that basis that, if the Estimated Adjustment Amount is:

(c)	positive, the adjustment is in favour of the Sellers by operating as an increase to the Completion Payment.

(d)	negative, the adjustment is in favour of the Buyer by operating as a decrease to the Completion Payment.

Estimated Net Debt means the Sellers’ best good faith estimate of the Completion Net Debt calculated in accordance with Schedule 6 and Schedule 7 and nominated by the Sellers in the Completion Notice (including supporting materials).

Estimated Working Capital means the Sellers’ best good faith estimate of the Completion Working Capital calculated in accordance with Schedule 6 and Schedule 7 and nominated by the Sellers in the Completion Notice (including supporting materials).

Estimated Working Capital Adjustment Amount means:

(a)	Estimated Working Capital; less

(b)	Target Working Capital

on that basis that, if the Estimated Working Capital Adjustment Amount is:

(c)	positive, the adjustment is in favour of the Sellers by operating as an increase to the Estimated Adjustment Amount; and

(d)	negative, the adjustment is in favour of the Buyer by operating as a decrease to the Estimated Adjustment Amount.

Excluded Warranty means the warranties given in clauses 1(a)-(d), 2(a)-(d), 3(a), 3(c), 3(e), 3(f), 4, 5 and 22.4 of Schedule 4 (Seller Warranties).

Expert means the person appointed as contemplated by clauses 5.4 (Dispute resolution procedure).

Financial Indebtedness means, with the exception of the CBA Facility, any indebtedness in respect of financial accommodation provided by, or money borrowed or raised from, a bank, financial institution or other credit provider and, for the avoidance of doubt, excludes trade debts, debts represented by foreign exchange hedge contracts, debts represented by operating lease contracts and analogous operational arrangements.

Schedule 1 | page | 50

Funds means the superannuation schemes set out in Schedule 10 (Superannuation Funds) to which the Group Companies contribute in respect of the Employees.

Governmental Agency means a government or governmental, semi-governmental, administrative, fiscal or judicial body, department, commission, authority, tribunal, agency or entity whether foreign, federal, state, territorial or local.

Group means the Company and the Subsidiaries.

Group Company means a member of the Group and Group Companies means all of them. For the avoidance of doubt, a Retained Group Company is not a Group Company.

Group Liability has the meaning given by section 721-10(1)(a) of the ITAA 1997.

GST means goods and services tax or similar value added tax levied or imposed in Australia under the GST Law.

GST Law has the meaning given to it in the A New Tax System (Goods and Services Tax) Act 1999 (Cth).

Guaranteed Amount has the meaning given in clause 16.1.

Guarantee Period has the meaning given in clause 16.1.

Honey Birdette Business means the business trading as “Honey Birdette” and selling a range of lingerie, toys and bedroom accessories.

Immediately Available Funds means cash, bank cheque or telegraphic or other electronic means of transfer of cleared funds into a bank account.

Indemnity means a Non-Tax Indemnity, a Tax Indemnity and the Specific Indemnities.

Information Memorandum means the information memorandum prepared and issued by BB Retail Capital Pty Limited ACN 006 175 033 as trustee for the Blundy Family Trust, the Company and Fort Street Advisers Pty Limited ACN 137 980 520 (including any supplement to it or replacement of it) included in the Data Room.

Insolvency Event means the occurrence of any one or more of the following events in relation to any person:

(a)	an application is made to a court for an order, or an order is made, that it be wound up, declared bankrupt or that a provisional liquidator or receiver or receiver and manager be appointed, and the application is not withdrawn, struck out or dismissed within 15 Business Days of it being made;

(b)	a liquidator or provisional liquidator is appointed;

(c)	an administrator is appointed to it under sections 436A, 436B or 436C of the Corporations Act;

(d)	a Controller (as defined in section 9 of the Corporations Act) is appointed to it or any of its assets;

Schedule 1 | page | 51

(e)	a receiver is appointed to it or any of its assets;

(f)	it enters into an arrangement or composition with one or more of its creditors, or an assignment for the benefit of one or more of its creditors, in each case other than to carry out a reconstruction or amalgamation while solvent;

(g)	it proposes a winding-up, dissolution or reorganisation, moratorium, deed of company arrangement or other administration involving one or more of its creditors;

(h)	it is insolvent as disclosed in its accounts or otherwise, states that it is insolvent, is presumed to be insolvent under an applicable law (including under sub-section 459C(2) or section 585 of the Corporations Act) or otherwise is, or states that it is, unable to pay all its debts as and when they become due and payable;

(i)	it is taken to have failed to comply with a statutory demand as a result of sub-section 459F(1) of the Corporations Act;

(j)	a notice is issued under sections 601AA or 601AB of the Corporations Act and not withdrawn or dismissed within 15 Business Days;

(k)	a writ of execution is levied against it or a material part of its property which is not dismissed within 15 Business Days;

(l)	it ceases to carry on business or threatens to do so; or

(m)	anything occurs under the law of any jurisdiction which has a substantially similar effect to any of the events set out in the above paragraphs of this definition.

Intellectual Property Rights means all industrial and intellectual property rights of whatever nature throughout the world conferred under statute, common law or equity, whether existing now or at any time in the future, and includes rights in respect of or in connection with copyright, inventions (including patents), formulae, databases, business processes and methods, circuit layouts, plant varieties, trade marks, service marks, trading names (including both business and company names), domain names, designs, confidential information, trade secrets and know-how and similar industrial and intellectual property rights, whether or not registered or registrable, and includes the right to apply for or renew the registration of such rights.

Interest Rate means the daily buying rate displayed at or about 10.30am (Sydney time) on the Reuters screen BBSW page for Australian bank bills of a three month duration.

ITAA 1936 means Income Tax Assessment Act 1936 (Cth).

ITAA 1997 means Income Tax Assessment Act 1997 (Cth).

Intra-Group Agreements means the property management arrangements between Bras N Things Pty Limited and each of Honey Birdette (Aust) Pty Limited, Dusk Pty Limited and Sanity Entertainment Pty Ltd.

Loss means any cost (including legal costs and expenses of whatsoever nature or description), damages, debt, expense, liability or loss of value or benefit and includes Taxes, Duties and Tax Costs.

Management Accounts means the management account files at Data Room documents FIN.II.03/05A.03.07 – FIN.II.03/05A.03.12 and FIN.II.03/05A.04.01 – FIN.II.03/05A.04.06 of the Group Companies for each month during the twelve month period ended on the Management Accounts Date.

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Management Accounts Date means 31 December 2017.

Management Presentations means the presentations prepared by the management of the Company, presented to certain of the management of the Buyer between 7 to 10 November 2017 (inclusive), copies of the slide deck presentations shown at the Management Presentations and included in the Data Room at folder 7.

Material Contracts means the contracts referred to in Schedule 12 (Material Contracts).

MEC Group has the meaning given by section 995-1 of the ITAA 1997.

Minority Consideration means the portion of the Purchase Price to be paid for the Minority Shares, being $16 per Minority Share.

Minority Shareholders means the holders of the Minority Shares as at the date of this agreement.

Minority Shares means the nine Ordinary Shares held as follows:

Shareholder	Address	No. of shares
Pilrift Pty. Limited (ACN 065 043 736) as trustee for the Critchley Retirement Fund	Suite 7, Level 6, 66 Hunter Street, Sydney, NSW 2000	4

Splinter 5 Pty Limited (ACN 087 303 893) as trustee for the Wood Family Trust	4 Barcoo Place, St Ives, NSW 2075	3

Robert Kerry Critchley	Suite 7, Level 6, 66 Hunter Street, Sydney, NSW 2000	2

Non-Tax Indemnities means the indemnities given in clause 8.1(a)(iii) (except those relating to a breach of one or more of the Tax Warranties).

Officer means, in relation to a body corporate, a director or secretary of that body corporate.

Ordinary Shares means all of the ordinary shares in the Company as set out in Schedule 3 (Information about the Group Companies).

Payment Account means the single bank account notified in writing by the Sellers’ Representative to the Buyer prior to Completion, into which all amounts payable by the Buyer to the Sellers pursuant to this agreement are to be deposited.

Permitted Security Interest means any:

(a)	Security Interest registered by a Buyer Group Member;

(b)	every lien or retention of title arrangement securing the unpaid balance of purchase money for property acquired in the ordinary course of business or deemed security interests under section 12(3) of the PPS Act which does not secure payment or performance of an obligation;

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(c)	any Security Interest in relation to personal property (as defined in the PPS Act) that is created or provided for by:

(i)	a transfer of an Account or Chattel Paper;

(ii)	a PPS Lease; or

(iii)	a Commercial Consignment,

(as such terms are defined in the PPS Act) that is not a security interest within the meaning of section 12(1) of the PPS Act; and

(d)	the interest of the lessor or owner in respect of assets subject to a finance or capital lease, a hire-purchase agreement or a conditional sale agreement,

and, to avoid doubt, any Security Interests the Buyer and the Sellers have specifically agreed is a Permitted Security Interest (including those set out at Part A of Schedule 14 (Security Interests and Financial Indebtedness)).

Permitted Warranty Claim has the meaning given in clause 8.9(a)(i).

Personal Information has the meaning given to that term in the Privacy Act.

PPS Act means the Personal Property Securities Act 2009 (Cth).

PPS Law means:

(a)	the PPS Act;

(b)	any regulations made at any time under the PPS Act;

(c)	any legislative instrument made at any time under the PPS Act;

(d)	any amendment to any of the above, made at any time; or

(e)	any amendment made at any time to any other legislation as a consequence of a PPS Law referred to in paragraphs (a) to (d).

PPS Register means the Personal Property Securities Register established under the PPS Act.

PPS Security Interest means a security interest as defined in the PPS Act.

Pre-Completion Dividend means a fully franked dividend in the amount of $2,400,000 paid in accordance with clause 3.7 (Pre-Completion Dividend).

Pre-Completion Return means a Tax Return that relates to a period or part period ending on or prior to the Effective Time which is required to be filed after the Effective Time.

Privacy Act means the Privacy Act 1988 (Cth).

Properties means the properties leased under the Property Leases.

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Property Leases means the leases of the real property listed in Schedule 13 (Property Leases).

Purchase Price means:

(a)	the Completion Payment; plus

(b)	the Retention Amount; plus

(c)	the Transaction Costs Amount; plus

(d)	the Adjustment Amount.

Q&A means the list of questions and answers attached as Part B of Part B ( Data Room).

Recipient has the same meaning as it does in clause 18.1(b).

Registrar has the meaning given under the PPS Act.

Related Body Corporate has the meaning given to that term in the Corporations Act.

Relation has the meaning given in the definition of ‘Restrained Person’.

Relevant Proportion means:

(a)	when used in relation to all Sellers, the proportions which their respective aggregate holdings of Shares bear to the aggregate of all of the issued Shares (on a fully diluted basis);

(b)	when used in relation to less than all the Sellers, the proportions which their respective aggregate holdings of Shares bear to the aggregate holdings of Shares of those Sellers (on a fully diluted basis); or

(c)	when used in relation to the Sellers Guarantors, the proportions in which:

(i)	the aggregate holdings of Shares of BBRC, the Special RPS Holder, Coloskye Pty Limited as trustee for the Allofus Trust and Candy Blundy (in the case of Brett Blundy); or

(ii)	the aggregate holdings of Shares of Rayra Pty Limited as trustee for the Mountain View Trust (in the case of Ray Itaoui),

bear to the aggregate holdings of Shares of those aforementioned Sellers (on a fully diluted basis),

provided that in all cases, when calculating Relevant Proportion, the Special RPS Holder will be deemed to hold 1,250,000 Ordinary Shares.

Response has the same meaning as it does in clause 5.4(c).

Restrained Area means:

(a)	Australia;

(b)	New Zealand;

(c)	South Africa

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(d)	New South Wales,

(e)	Victoria;

(f)	Queensland;

(g)	South Australia;

(h)	Western Australia; and

(i)	Tasmania;

(j)	Northern Territory;

(k)	Australian Capital Territory.

Restrained Business means a business or activity which is the same as or similar to or competitive with the Business.

Restrained Persons means, in respect of a Restrained Seller:

(a)	the spouse, siblings, parents and children of that Restrained Seller (each a Relation);

(b)	any company associated with that Restrained Seller where the affairs of the company are Controlled by the Restrained Seller or a Relation of the Restrained Seller (each an Associated Company); and

(c)	any trust associated with that Restrained Seller being a trust in relation to which the Restrained Seller or a Relation or Associated Company of that Restrained Seller (i) has or acquires an interest of any kind of more than 50% in any trust property; (ii) receives, is entitled to receive or may become entitled to receive, more than 50% of any distribution of any of the income or capital of the trust; or (iii) has actual operational control of the trust (each an Associated Trust), and, to avoid doubt, an entity is not a Restrained Person if it is not (directly or indirectly) majority owned by, or (directly or indirectly) under the actual operational control of, one or both of the Restrained Sellers or any Relation, Associated Company or Associated Trust of either of the Restrained Sellers.

Restrained Period means the period commencing on the day after the Completion Date up to the expiration of:

(a)	4 years from the Completion Date;

(b)	3 years from the Completion Date;

(c)	2 years from the Completion Date;

(d)	1 year from the Completion Date; and

(e)	6 months from the Completion Date.

Restrained Sellers means each of Brett Blundy and Ray Itaoui.

Restraint means the prohibitions and restraints contained in clause 13.1 (Undertakings – general), subject to clause 13.2 (Acknowledgement – Honey Birdette Business).

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Retained Group means Honey Birdette (Aust.) Pty Ltd and its Related Bodies Corporate, the Sellers and each of their Related Bodies Corporate, other than the Group Companies, and Retained Group Company means a member of the Retained Group.

Retention Amount means $35,000,000.

Retention Account is defined is Schedule 15.

RLA means the Retail Leases Act 1994 (NSW).

Sale means the sale of Shares as contemplated by this agreement.

Secured Party has the meaning given under section 10 of the PPS Act.

Security Interest means:

(a)	any third party rights or interests including a mortgage, bill of sale, charge, lien, pledge, trust, encumbrance, power or title retention arrangement, right of set-off, assignment of income, garnishee order or monetary claim and flawed deposit arrangements or any arrangement having a similar effect; and

(b)	a PPS Security Interest,

and includes any agreement to create any of them or allow them to exist.

Seller Guarantee means the following guarantees given by a Seller and any Retained Group Company in relation to obligations of a Group Company: none.

Sellers Guarantors means Brett Blundy and Ray Itaoui.

Sellers Guaranteed Obligations has the meaning given in clause 16.1.

Seller Warranties means the warranties set out in Schedule 4 (Seller Warranties).

Seller Warranty Claim means a Claim in respect of one or more of the Seller Warranties.

Sellers’ Representative means Nico van der Merwe (CFO of BBRC).

Senior Employee means:

(a)	with respect to clause 13.1(a)(ii): head office employees, retail employees at store manager level and above; and the distribution centre manager;

(b)	in any other case, the executive team, heads of departments and state managers (retail) of the Group at Completion.

Shareholders’ Agreement means the shareholders; agreement between, amongst others, the Sellers and the Company as amended and restated on 31 October 2013.

Shares means all of the Ordinary Shares in the Company and the Special RPS as set out in Schedule 3 (Information about the Group Companies) together with the Minority Shares.

SGA means the Superannuation Guarantee (Administration) Act 1992.

Special RPS means the 1 special redeemable preference share issued by the Company and held by BB Retail Concepts No. 2 Pty Limited.

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Special RPS Holder means BB Retail Concepts No. 2 Pty Limited.

Special RPS Terms means the terms set out in Schedule 1 of the Company’s constitution as adopted on 31 October 2013.

Specific Indemnities means the indemnities set out in clause 9.

Specified Rate means the Interest Rate on the Completion Date.

Stock means all stock owned by the Group Companies and to be sold in the ordinary course of the business of the Group Companies.

Store Manager means any person listed in Schedule 18 (List of Store Managers), as amended pursuant to clause 4.4(m).

Straddle Return means a Tax Return that relates to a period or part period that commences prior to the Effective Time but ends after the Effective Time.

Subsidiary means any subsidiary of the Company including any one of the bodies corporate listed in Schedule 3 (Information about the Group Companies).

Subsidiary Shares means the shares in the capital of each Subsidiary as set out in Schedule 3 (Information about the Group Companies).

Supplier has the same meaning as it does in clause 18.1(b).

TAA means Taxation Administration Act 1953 (Cth).

Target Working Capital means -$3,546,823.18 (being a negative amount).

Tax means a tax, levy, charge, impost, fee, deduction, compulsory loan or withholding of any nature, including, without limitation, any goods and services tax (including GST), value added tax or consumption tax, which is assessed, levied, imposed or collected by a Governmental Agency, except where the context requires otherwise. This includes, but is not limited to, any interest, fine, penalty, charge, fee or other amount imposed in addition to those amounts, but excludes Duty.

Tax Costs means all costs and expenses incurred in:

(a)	managing an inquiry;

(b)	conducting any Disputing Action; or

(c)	relation to a Tax Demand.

Tax Demand means:

(a)	a demand or assessment from a Governmental Agency requiring the payment of any Tax or Duty for which the Sellers may be liable under this agreement;

(b)	any document received from a Governmental Agency administering any Tax or Duty assessing, imposing, claiming or indicating an intention to claim any Tax or Duty;

(c)	a notice to a contributing member of a Consolidated Group given under section 721-15(5) or (5A) of the ITAA 1997; or

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(d)	lodgement of a Tax Return or a request for an amendment under any law about self-assessment of Tax or Duty.

Tax Indemnity means the indemnities given in clauses 6 (Tax Indemnity) or 8.1(a)(iii) (provided in the case of clause 8.1(a)(iii), that the matters dealt with by the indemnity relate to a breach of one or more of the Tax Warranties).

Tax Indemnity Claim means any Claim in relation to or under the Tax Indemnity.

Tax Law means any law relating to either Tax or Duty as the context requires.

Tax Relief means any relief, allowance, exemption, exclusion, set-off, deduction, loss, rebate, refund, right to repayment or credit granted or available in respect of a Tax or Duty under any law.

Tax Return means any return relating to Tax or Duty including any document which must be lodged with a Governmental Agency administering a Tax or Duty or which a taxpayer must prepare and retain under a Tax Law (such as an activity statement, amended return, application, schedule or election and any attachment).

Tax Warranties mean the warranties given in clause 23 of Schedule 4 (Seller Warranties).

Termination Date has the meaning given in clause 11.5.

Third Party Claim means any Claim brought by a person or entity (other than a Seller, a Group Company or the Buyer), other than a Tax Demand, which may give rise, or otherwise relates, to a Claim by the Buyer against any or all of the Sellers.

Third Party Intellectual Property means the licenses for third party Intellectual Property Rights listed in Schedule 11 and the Intellectual Property Rights otherwise licensed to or used by a Group Company in the conduct of the Business that are owned by a third party.

Title Warranty means the Warranty set out in paragraph 5(d) of Schedule 4.

Trade Mark means each of the trade marks included in the Business Intellectual Property.

Transaction Costs Amount means the total of all costs and expenses incurred by the Group Companies, including on behalf of the Sellers, in relation to the Sale in the period up to Completion (exclusive of GST to the extent that Input Tax Credits are available), which remain unpaid immediately prior to Completion, including the fees of consultants and advisers and any management bonuses in relation to the Sale (including the transaction bonus in respect of the Sale payable to George Wahby and any other management bonuses, provided that, in respect of any such bonuses, the Transaction Cost Amount is the actual payment amount multiplied by 0.70, to reflect the tax deduction available to a Group Company).

Trustee Sellers means each of:

(a)	BB Retail Capital Pty Limited;

(b)	Rayra Pty Limited;

(c)	Coloskye Pty. Limited;

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(d)	Pilrift Pty. Limited; and

(e)	Splinter 5 Pty Limited.

Trust Deed has the meaning given to it in clause 4.3(b) of Schedule 4 (Seller Warranties).

Trusts means each of the trusts for which the Trustee Sellers are the trustees, as set out in Schedule 2 (Sellers).

Interpretation

In this agreement the following rules of interpretation apply unless the contrary intention appears:

(a)	headings are for convenience only and do not affect the interpretation of this agreement;

(b)	the singular includes the plural and vice versa;

(c)	words that are gender neutral or gender specific include each gender;

(d)	where a word or phrase is given a particular meaning, other parts of speech and grammatical forms of that word or phrase have corresponding meanings;

(e)	the words ‘such as’, ‘including’, ‘particularly’ and similar expressions are not words of limitation;

(f)	a reference to:

(i)	a person includes a natural person, partnership, joint venture, government agency, association, corporation, trust or other body corporate;

(ii)	a thing (including but not limited to a chose in action or other right) includes a part of that thing;

(iii)	a party includes its agents, successors and permitted assigns;

(iv)	a document includes all amendments or supplements to that document;

(v)	a clause, term, party, schedule or attachment is a reference to a clause or term of, or party, schedule or attachment to this agreement;

(vi)	this agreement includes all schedules and attachments to it;

(vii)	a law includes a constitutional provision, treaty, decree, convention, statute, regulation, ordinance, by-law, judgment, rule of common law or equity and is a reference to that law as amended, consolidated or replaced;

(viii)	a statute includes any regulation, ordinance, by-law or other subordinate legislation under it;

(ix)	an agreement other than this agreement includes an undertaking, or legally enforceable arrangement or understanding whether or not in writing; and

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(x)	a monetary amount is in Australian dollars and all amounts payable under or in connection with this agreement are payable in Australian dollars;

(xi)	no rule of construction applies to the disadvantage of a party because that party was responsible for the preparation of this agreement or any part of it;

(xii)	when the day on which something must be done is not a Business Day, that thing must be done on the following Business Day;

(xiii)	in determining the time of day where relevant to this agreement, the relevant time of day is:

(xiv)	for the purposes of giving or receiving notices, the time of day where a party receiving a notice is located; or

(xv)	for any other purpose under this agreement, the time of day in the place where the party required to perform an obligation is located;

(g)	a day is the period of time commencing at midnight and ending immediately before the next midnight is to occur;

(h)	if a period of time is calculated from a particular day, act or event (such as the giving of a notice), unless otherwise stated in this agreement, it is to be calculated exclusive of that day, or the day of that act or event; and

(i)	for the purposes of this agreement:

(i)	if certain Seller Warranties are given and made by the Sellers only on the basis of their knowledge and awareness, those Seller Warranties are expressly limited to the knowledge and awareness which Brett Blundy, Tracey Blundy, Ray Itaoui, Sam Blakeney, Sam Itaoui, George Wahby, Francesca Anderson, Julie Hastings and Steven Bright either

(A)	actually have at the date of this agreement; or

(B)	would have had, if at the date of this agreement, that individual had carefully considered the warranties and where appropriate having reference to the information which is readily available to that individual (but on the basis that the transaction is confidential so wider discussion with their reports or further staff was not possible); and

(ii)	none of the persons named in sub-clause (i) above will bear any personal liability in respect of the Seller Warranties or otherwise under this agreement other than Brett Blundy and Ray Itaoui under clause 16.

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Schedule 4 Seller Warranties

1	The Seller’s Incorporation or Existence

(a)	Where a Seller is a corporation, that Seller is duly incorporated and validly exists under the law of its place of incorporation.

(b)	The Sellers have full corporate power, legal capacity and authority to own the Shares.

(c)	No Insolvency Event has occurred in relation to a Seller.

(d)	So far as the Sellers are aware, there are no facts, matters or circumstances which could reasonably be expected to give rise to an Insolvency Event in respect of a Seller.

2	The Sellers’ authority

(a)	The execution and delivery of this agreement has been properly authorised by all necessary corporate action of each Seller.

(b)	The Sellers have full corporate power, legal capacity and lawful authority to execute and deliver this agreement and to consummate and perform or cause to be performed its obligations under this agreement.

(c)	This agreement constitutes a legal, valid and binding obligation of each Seller enforceable in accordance with its terms.

(d)	The execution, delivery and performance by each Seller of this agreement does not or will not (with or without the lapse of time, the giving of notice or both) contravene, conflict with or result in a breach of or default under:

(i)	any provision of the constitution of that Seller;

(ii)	any material term or provision of any security arrangement (including any Security Interest), undertaking, agreement or deed to which it is bound; and

(iii)	any writ, order or injunction, judgement, or law to which it is a party or is subject or by which it is bound.

3	The Group Companies’ incorporation and existence

(a)	Each Group Company is duly incorporated and validly exists under the law of its place of incorporation.

(b)	Each Group Company is authorised to do business in those jurisdictions that, by the nature of its business and assets, make registration or authorisation necessary.

(c)	Each Group Company has the power to own its assets and to carry on its business as it is now being conducted.

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(d)	The business and affairs of the Group Companies have at all times been and continue to be conducted in accordance with their constitutions.

(e)	No Insolvency Event has occurred in relation to a Group Company.

(f)	So far as the Sellers are aware, there are no facts, matters or circumstances which could reasonably be expected to give rise to an Insolvency Event in respect of a Group Company.

4	Trusts

4.1	No trustee

Other than the Trustee Sellers, no party is entering into this agreement as the trustee of any trust or settlement.

4.2	Trustee Sellers

(a)	Each Trustee Seller has been validly appointed as trustee of the relevant Trust.

(b)	Each Trustee Seller is the sole trustee of the relevant Trust and enters into this agreement as trustee of the relevant Trust.

(c)	No action is currently taking place or pending to remove a Trustee Seller as trustee of the relevant Trust or to appoint new or additional trustees of a Trust.

(d)	Each Trust is duly established and validly exists under the law of its place of establishment.

(e)	Each Trustee Seller is duly incorporated and validly exists under the law of its place of incorporation.

4.3	Authority

(a)	This agreement constitutes a legal, valid and binding obligation of each Trustee Seller enforceable in accordance with its terms.

(b)	Each Trustee Seller is authorised by the trust deed establishing the relevant Trust (Trust Deed) to enter into and perform this agreement and to carry out the transactions contemplated by this agreement.

(c)	Each Trustee Seller has carefully considered the purpose of this document and considers that entry into this document and transactions contemplated by this agreement are for the proper administration of the relevant Trust, and the consent of the beneficiaries of the relevant Trust to the entry into and performance of this agreement has been obtained where necessary.

(d)	No Trust Deed contravenes any applicable law to the extent relevant to the Trustee Seller entering into this agreement and performing its obligations in relation to it and the transactions contemplated by this agreement.

(e)	All necessary resolutions have been duly passed and all consents, approvals and other procedural matters and actions required by a Trust Deed have been obtained or attended to for each Trustee Seller to enter into and perform this agreement and the transactions contemplated by this agreement.

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(f)	No Trust has been terminated and no action is pending to terminate a Trust nor has any event for the vesting of the assets of any Trust occurred (other than vestings and transfers of assets in the ordinary course of administering the Trust).

4.4	Compliance

Each Trustee Seller has complied with its obligations and duties under the relevant Trust Deed and at law (other than any non-compliance (or allegation of non-compliance) that does not have a material adverse effect upon its ability to perform its obligations under the Trust Deed).

4.5	Right to be indemnified

Each Trustee Seller has a right to be fully indemnified out of the capital and assets of the relevant Trust (subject to law) in respect of the obligations incurred by it under this agreement and the transactions contemplated by this agreement.

5	The Shares

(a)	The information regarding the Group Companies set out in Schedule 3 (Information about the Group Companies) is accurate and complete and, except where indicated, shareholdings are 100%.

(b)	The Shares (including the Special RPS) comprise the whole of the issued share capital of the Company.

(c)	The Subsidiary Shares, collectively, comprise the whole of the issued share capital of the Subsidiaries.

(d)	The Sellers (and in the case of the Minority Shares, the Minority Shareholders) are the legal and beneficial owners of, and can transfer, the Shares free from all Security Interests and on Completion the Buyer will acquire the full legal and beneficial ownership of the Shares subject to registration of the Buyer in the register of shareholders.

(e)	The respective owners of the Subsidiary Shares, as set out in Schedule 3 (Information about the Group Companies), are the legal and beneficial owners of, and can transfer, those Subsidiary Shares free from any Security Interests (other than a Permitted Security Interest).

(f)	On Completion, the Shares are free and clear of all Security Interests.

(g)	On Completion, the Subsidiary Shares are free and clear of all Security Interests (other than a Permitted Security Interest).

(h)	There are no facts or circumstances that could result in the creation of a Security Interest (other than a Permitted Security Interest) over the Shares or the Subsidiary Shares.

(i)	The Shares have been validly allotted and are fully paid and no moneys are owing in respect of them.

(j)	The Subsidiary Shares have been validly allotted and are fully paid and no moneys are owing in respect of them.

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(k)	There is no shareholder agreement, voting trust, proxy or other agreement or understanding relating to the voting of the Shares or the Subsidiary Shares.

(l)	The Shares and Subsidiary Shares can be sold and transferred free of any competing rights, including pre-emptive rights or rights of first refusal.

(m)	There are no agreements, arrangements or understandings in place in respect of either the Shares or the Subsidiary Shares under which:

(i)	the Company is obliged at any time to issue any shares, convertible securities or other securities in the Company and no person has the right to call for the issue or transfer of any shares or other securities in it at any time; or

(ii)	any Subsidiary is obliged at any time to issue any shares, convertible securities or other securities in the Subsidiary and no person has the right to call for the issue or transfer of, any shares or other securities in it at any time, as applicable.

(n)	The Sellers are not bound by a restriction on the transfer of the Shares to the Buyer.

(o)	On Completion, the Buyer will acquire the full legal and beneficial ownership of the Shares free and clear of all Security Interests, subject to registration of the Buyer in the register of members.

(p)	There are no dividends accrued or payable in respect of the Special RPS.

6	Financial position

(a)	The Accounts:

(i)	were prepared and audited in accordance with applicable laws and the Accounting Standards;

(ii)	are not affected by any unusual, exceptional or non-recurring item; and

(iii)	show a true and fair view of the financial position and affairs of the Group as at the Accounts Date and the financial performance and operation of the Group for the financial period ending on the Accounts Date.

(b)	In the Accounts:

(i)	stock was valued in the same way as in the two preceding financial years; and

(ii)	all redundant and obsolete stock was written off or written down as appropriate and full provision was made for all slow moving and damaged stock.

(c)	No Group Company is engaged in any financing or hedging (including the incurring of any borrowing or any indebtedness in the nature of acceptances or acceptance credits) of a type that would not be required to be shown or reflected in the Accounts.

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(d)	Since the Accounts Date, other than as expressly provided for by this agreement and the Pre-Completion Dividend:

(i)	no Group Company has issued any shares, securities, units or loan capital convertible into shares or units or bought back any shares or reduced or otherwise altered or agreed to alter its share capital;

(ii)	no Group Company has passed any special resolution;

(iii)	no Group Company has entered into any contracts or arrangement with its shareholders or any of their related entities otherwise than on arms’ length terms and the revenue earned or expenses incurred under those transactions have materially been such as would be reasonable to expect to be earned or incurred on an arm’s length basis;

(iv)	no Group Company has inflated or brought forward any revenue (for example by selling stock at an excessive discount) or deferred any expenditure (for example deferring advertising costs or capex) in a manner that would not have occurred in the ordinary course of business consistent with past practice;

(v)	no Group Company has entered into a capital commitment for an amount exceeding $50,000 or declared itself trustee of or created any Security Interest (other than a Permitted Security Interest) over any assets or acquired or disposed of or otherwise dealt with any assets having a value exceeding $50,000, other than commitments for stock and shop fit outs in the ordinary course of business for market value or any other commitment, acquisition or disposal as otherwise approved in the Budget, or made any unusual or extraordinary expenditures for an amount exceeding $50,000;

(vi)	no Group Company has entered into any contract or commitment requiring it to pay more than $50,000 or for a term of more than 1 year, other than (i) any such transaction that also includes the Buyer, or (ii) any such transaction in relation to stock, shop fit outs or otherwise as approved in the Budget;

(vii)	no Group Company has changed any accounting policies or practices unless such change is required by a change in the Accounting Standards;

(viii)	no Group Company has commenced or settled any litigation, arbitration or other legal proceedings other than for the collection of debts owing to that Group Company;

(ix)	no Group Company has offered employment to or terminated the employment of any Senior Employee or made alterations to the terms and conditions of employment (including benefits and remuneration) of any Senior Employee, nor made any discretionary payments to Senior Employees;

(x)	no Group Company has granted any licence, assignment or other right or interest in respect of intellectual property; and

(xi)	each Group Company has carried on its business in the ordinary, regular and normal course.

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(e)	The Management Accounts:

(i)	have been prepared by the Sellers with due care and skill having regard to the purpose for which they were prepared;

(ii)	fairly present the financial position, profit or loss and affairs of the Group as at and for the period in respect of which they have been prepared and the financial performance and operation of the Group for the period in respect of which they have been prepared.

7	Information

7.1	Information

The information in the Disclosure Material:

(a)	was prepared in good faith;

(b)	as to current or historical factual information, is accurate in all material respects;

(c)	as to current or historical factual information, is not misleading in any material respect (including by omission); and

(d)	so far as the Sellers are aware, there are no specific business matters that they consider (acting reasonably) would materially affect the value of the Shares that has not been included in the Disclosure Materials, provided that, to avoid doubt, in no event will the warranty under this clause 7 apply to (i) any third party opinions or advice, or (ii) any forecasts or forward looking statements contained in the Disclosure Material.

7.2	Schedules

The information set out in Schedules 2 is complete and accurate and the information set out in Schedules 3, 8, 9, 10, 11, 12, 13 and 14 is complete and accurate in all material respects.

8	Intellectual Property Rights

8.1	Ownership of Business Intellectual Property

A Group Company owns the Business Intellectual Property, free and clear of all Security Interests (other than a Permitted Security Interest).

8.2	Right to use Third Party Intellectual Property

Each Group Company has and will have immediately following Completion an enforceable right/a licence to use all Third Party Intellectual Property Rights used by the Group Companies on terms and conditions no less favourable to it than the terms and conditions applicable as at the date of this agreement.

8.3	Infringement

(a)	So far as the Sellers are aware, no third party is infringing or making unauthorised use of any of the Business Intellectual Property.

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(b)	The conduct of the Business by the Group Companies does not infringe the Intellectual Property Rights of any third party.

8.4	Validity and maintenance

(a)	The Business Intellectual Property is valid, subsisting and enforceable.

(b)	The Group Companies have taken all necessary steps to obtain and maintain appropriate registrations for the Business Intellectual Property that is listed as registered in Schedule 11 (Intellectual Property) in the sole name of the relevant Group Company including the payment of all applicable application and renewal fees.

(c)	None of the Business Intellectual Property is at the date of this agreement the subject of any material complaint, claim, dispute, challenge, cancellation action, litigation or opposition proceedings (whether brought or made by a Governmental Agency or another third party) and, so far as the Sellers are aware, no Seller nor any Group Company has received any written notice of the threat of any of the aforementioned.

(d)	No Group Company has taken or procured any action that would adversely affect the validity or enforceability of the Business Intellectual Property or may put a Group Company’s title to the Business Intellectual Property in dispute.

(e)	A Group Company has not entered into any settlement, release, co-existence or other agreement, and there are no other circumstances of which the Sellers or a Group Company have been notified, including an injunction, undertaking or court order, that might adversely affect the right to use, enforce or assign any of the Business Intellectual Property.

8.5	Sufficiency

The Business Intellectual Property and Third Party Intellectual Property comprise all the intellectual property rights necessary or convenient for carrying on of the business of the Group Companies in the manner and to the extent which it is presently conducted.

8.6	Business names

No Group Company carries on business under any name other than its corporate name or the business names listed in Schedule 11. All registrations of such business names are in the name of a Group Company and are current.

8.7	Domain names

All domain names used in the Business are listed in Schedule 11.

8.8	Playboy designs

None of the product ranges designed and sold by the Group Companies incorporates any Intellectual Property Rights owned by Playboy Enterprises International or any of its Related Bodies Corporate, other than the range sold under the Playboy trademark.

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9	Information technology

9.1	Systems

(a)	The information technology and telecommunications systems, hardware and software owned or used by a Group Company in the conduct of the Business as at the date of this agreement (Systems) comprise all the information technology and telecommunications systems, hardware and software necessary for the conduct of the Business as conducted at Completion.

(b)	In the 12 months before the date of this agreement there have been no bugs in, outages, failures, breakdowns or substandard performance of, any Systems that have had any material adverse effect on the Business and the Sellers are not aware of any fact or matter that may cause any such bug, outage, failure, breakdown or substandard performance following Completion if the Systems are properly maintained and otherwise used on substantially the same basis as they are used as at the date of this agreement.

9.2	Ownership of Systems

All Systems are owned, operated by and under the control, or are the subject of a contractual right of use in favour of, a Group Company and are not wholly or partly dependent on any facilities that are not under the ownership, operation, control or the subject of a contractual right of use in favour of a Group Company.

9.3	Software

Each Group Company either owns or is validly licensed to use the software comprised in the Systems.

9.4	Security

The Systems include commercially available security measures which, so far as the Sellers are aware, are consistent with reasonable commercial practice for a business of its type to prevent unauthorised access or damage to the Systems or destruction or corruption of data stored on or processed by the Systems.

10	Litigation

10.1	No litigation, prosecution, arbitration, mediation, or other proceedings

Other than the matters disclosed in the Disclosure Material and debts under $50,000 collected in the ordinary course of business, no litigation, prosecution, arbitration, mediation, or other proceedings relating to a Group Company:

(a)	has been on foot in the 3 years prior to the date of this agreement;

(b)	is current; or

(c)	is, so far as the Sellers are aware, pending or threatened and the Sellers are not aware of any facts, matters or circumstances that will, or would reasonably be likely to, give rise to any such proceedings.

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10.2	No judgment or settlement unsatisfied

There are no unsatisfied judgments, awards, claims or demands against any Group Company, other than those disclosed in the Disclosure Material.

10.3	No investigation or enquiry by any Governmental Agency

Other than the matters disclosed in the Disclosure Material:

(a)	a Group Company has not been subject to any investigation or enquiry in any jurisdiction by any Governmental Agency and none is pending or (so far as the Sellers are aware) threatened;

(b)	a Group Company has not received any request for information from any court or Governmental Authority in any jurisdiction in relation to a Group Company; and

(c)	so far as the Sellers are aware, no circumstances exist that might reasonably be expected to give rise to an investigation, enquiry or request for information of the kind referred to in clauses (a) or (b) above.

10.4	No undertaking

No Group Company has given an undertaking or written assurance (whether legally binding or not) to any court or Governmental Agency (including any competition authority) under any anti-trust or similar legislation in any jurisdiction.

11	Properties and fixed assets

11.1	Interests in land

No Group Company has any interest in land except for its interest in the Properties.

11.2	Occupation

A Group Company has exclusive occupation and quiet enjoyment of each Property (other than in common areas designated as such) and holds all easements, rights, interests and privileges necessary for the conduct of the business carried on at such Property.

11.3	No breach

There are no circumstances that would entitle or require a landlord of any Property Lease to exercise any power of entry or possession or which might restrict or terminate the continued possession or occupation of any of the Properties by any Group Company.

11.4	No notices

So far as the Sellers are aware, there are no outstanding notices, orders or proposals which may result in a notice or order:

(a)	for the compulsory acquisition or resumption of any of the Properties;

(b)	requiring work to be done or expenditure to be made on the Properties; or

(c)	which may adversely affect the Properties or the use of them by the Group Companies.

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11.5	No disputes

There are no current material disputes relating to the Properties which are ongoing between any Group Company and any third party.

11.6	Condition and defects

The Properties and the buildings and other improvements on the Properties and the vehicles, fit out, furniture and plant and equipment used in the Business are:

(a)	suitable for use in the course of the businesses carried on by the Group Companies; and

(b)	so far as the Sellers are aware, free of structural defects; and

(c)	in safe working order and capable of performing the function it was designed to perform.

12	Properties leased to the Group Companies

12.1	Application of clause

This clause 12 applies to each Property Lease.

12.2	Nature

The Property Lease is:

(a)	valid and subsisting;

(b)	on arm’s length terms; and

(c)	within the ordinary course of business of the Group Company.

12.3	Entire agreement

(a)	The Property Lease constitutes the entire agreement between the Group Company and the Lessor.

(b)	There is no written, oral or other agreement between the Group Company and the Lessor varying the terms of the Property Lease.

12.4	Arrears

No Group Company is in arrears with the payment of rent or any other money payable under the Property Lease for a period in excess of 14 days from the due date for payment.

12.5	Subsisting breaches

There are no subsisting material breaches of lease covenants by a Group Company which would entitle the Lessor under a Property Lease to terminate the Property Lease.

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12.6	Notice of breach

The Lessor has not served a notice of breach of covenant on any Group Company which the Group Company has not satisfied.

12.7	Re-entry

The Lessor has not taken any action to re-enter the Leased Premises while leased to the Group Company.

12.8	Incentives

Other than as disclosed in the Data Room, no Group Company has received any rent or other incentive by or on behalf of the Lessor to enter into the Group Company’s initial Property Lease or the current Property Lease.

12.9	Security

The Lessor has not called on any personal guarantees, bank guarantees or security bonds provided by a Group Company to satisfy a breach of the Property Lease by the Group Company.

12.10	Insurance

Each Group Company has obtained the insurances required under the relevant Property Lease and otherwise complied with the Group Company’s obligations in relation to insurance under the Property Lease.

12.11	Sublease

The Group Company has not agreed to assign, sublease or otherwise deal with the Group Company’s interest in the Leased Premises to any other person other than any deemed assignment to the Buyer.

12.12	Rent reviews

The Group Company has not:

(a)	issued or received any notice or other correspondence relating to rent reviews; or

(b)	waived its right to review the rent or any other payments,

under the Property Lease.

12.13	Damage and abatement

The Group Company:

(a)	has not purported to:

(i)	terminate the Property Lease; or

(ii)	claim a right to an abatement of rent and other money under the Property Lease,

on the basis of resumption, damage or destruction to the Leased Premises; and

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(b)	is not aware of any damage or destruction of the Leased Premises which would give either the Group Company or the Lessor a right to terminate the Property Lease.

12.14	Restrictive covenants

The Property Lease does not restrict the freedom of the Group Company to engage in any activity or business in any area, or when deemed assigned under this agreement will not restrict the freedom of the Group Company to do so.

13	Environment

(a)	A Group Company has not received written notice of any civil, criminal or administrative action, or other proceeding or suit under any environmental law applicable to its assets, which is or may be materially prejudicial to the financial position of the Group.

(b)	So far as the Sellers are aware, there are no factors affecting any of the Properties that will, or would reasonably be likely to, give rise to any material liability for any Group Company:

(i)	under; or

(ii)	arising from any act or omission of a Group Company that is a breach of or inconsistent with its obligations under,

any Environmental Laws.

14	Material Contracts

14.1	Disclosure of Material Contracts

True and complete copies of all Material Contracts are included in the Data Room and there are no unwritten agreements or arrangements affecting the terms of the Material Contracts.

14.2	Validity and enforceability

(a)	Each Material Contract:

(i)	has been properly executed by all parties to it; and

(ii)	is in current force and effect and enforceable in accordance with its terms by the relevant Group Company against all other parties to it.

(b)	There has been no failure by any Group Company to comply with a material obligation under a contract to which it is a party that would have a material adverse effect on the Group.

14.3	Breach, default and termination

(a)	So far as the Sellers are aware:

(i)	no person is in material breach or default under any contract with a Group Company, nor has anything occurred which would be a material breach or default but for the requirements of notice or lapse of time or both under any contract; and

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(ii)	there are no grounds for invalidity, termination, rescission, avoidance or repudiation of any Material Contact.

(b)	No Group Company is party to a contract which contains provisions that the contract will:

(i)	terminate; or

(ii)	have terms imposed which are less favourable to the Buyer than the current terms,

as a result of a change of ownership of the Shares.

(c)	So far as the Sellers are aware, no proceedings, claims or complaints have been brought or threatened by any third party in relation to a Material Contract.

(d)	No Group Company has entered into an agreement that contains a provision in favour of any third party that materially restricts the Group Company’s ability to carry on the Business.

(e)	No Group Company:

(i)	is as at the date of this agreement;

(ii)	will be immediately after Completion; or

(iii)	has been during the three years before the date of this agreement,

a party to any agreement or arrangement (legally enforceable or not) to which a Seller or any of their Related Bodies Corporate is or was a party to or in which any director or former director of a Seller or any of their Related Bodies Corporate is or was interested in any way.

(f)	Other than as specifically provided for in this agreement (including with respect to the Adjustment Amount) or as disclosed in the Disclosure Material, no person has received or will receive any payment, fee, commission or other benefit or compensation nor will the Buyer or any of the Group Companies have any obligation to pay any amount, fee, commission, benefit or compensation as a result of the consummation of the transactions contemplated by this agreement.

15	Shareholdings and memberships

(a)	A Group Company does not hold or own shares or other securities in another company other than a Group Company.

(b)	The details of the current Officers, auditor and public officers of each Group Company are as shown in Schedule 8 (Officers, auditors and public officers of each Group Company).

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16	Privacy

(a)	The Company has collected, stored and held all Personal Information in compliance in all material respects with the Privacy Act and has not made any unauthorised disclosure of any Personal Information held by it.

(b)	No Group Company has received any written inquiry or complaint from a Governmental Agency in relation to its compliance with the Privacy Act (or any similar legislation in another jurisdiction) and no Group Company has been the subject of any complaint in relation to a breach of the Privacy Act (or any similar legislation in another jurisdiction).

17	Employees

17.1	Employee details

Schedule 9 (Employees) contains a complete and accurate list of:

(a)	all the employees engaged in the business of the Group as at the date of this agreement (Employee);

(b)	the period of service of each Employee with a Group Company and any service with another employer recognised by the Group Company, their applicable modern award, enterprise agreement or other industrial instrument (if any), and accruals of annual leave, long service leave and personal/carer’s leave; and

(c)	the material terms of each Employee’s terms of employment including remuneration and other benefits (including commissions, bonuses, profit sharing, shares and share options) paid or conferred on each Employee.

17.2	Employee records

The Group Companies have kept adequate and suitable records regarding the service of each Employee.

17.3	No benefits above entitlements

No Group Company pays salary or provide other benefits to any Employee at a rate or in a manner exceeding that person’s entitlement under that Employee’s employment agreement, legislation (including the SGA), modern awards, enterprise agreements and industrial instruments applicable to that person.

17.4	Disciplinary and grievance procedures

The Disclosure Material contains full details of any material disciplinary action or grievance procedure taken against or involving any Employee in the 12 month period prior to the date of this agreement.

17.5	Claims

(a)	There is no actual or notified Claim by an Employee against a Group Company and, so far as the Sellers are aware, there are no facts which may give rise to any such Claim.

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(b)	No Group Company has been ordered to pay any damages, compensation or award to any Employee.

(c)	None of the Employees has made a worker’s compensation claim that remains unresolved and, so far as the Sellers are aware, none of them has any existing injury, disability or illness which may affect his or her ability to perform his or her normal duties as an employee of a Group Company.

(d)	There is no current industrial dispute which is likely to materially affect the business of the Group.

17.6	Policies

The Sellers have disclosed in the Data Room all the material terms of employment, codes of conduct and human resources policies and practices which apply to the Employees.

17.7	Compliance

The Group Companies have complied with their obligations under each agreement, statute, modern award, enterprise agreement or other industrial instrument relating to the Employees.

17.8	Union agreements

No Group Company is a party to any workplace agreement, with a trade union, industrial organisation or group of Employees in respect of the Employees and their employment and no industrial awards or workplace agreements apply to any Employees, except as disclosed in the Disclosure Materials.

17.9	Workers compensation

Each Group Company:

(a)	has workers compensation insurance in place;

(b)	has paid its workers compensation insurance premiums;

(c)	is not the subject of any current workers compensation claim and the Sellers are not aware of any future claim; and

(d)	has not been subject to an external audit by a Governmental Agency in the last three years.

17.10	Work health and safety

(a)	No Group Company has been or is currently subject to a work health and safety investigation or prosecution by a Governmental Agency in the three year period before the date of this agreement; and

(b)	has received an improvement notice or prohibition notice from a Governmental Authority in respect of work health and safety in the three year period before the date of this agreement.

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18	Superannuation

18.1	Funds

As at the date of this agreement, the Funds are the only superannuation funds to which the Group Companies contribute or are required to make superannuation contributions in respect of the Employees.

18.2	Contributions up-to-date

The Group Companies have complied with all their obligations to make superannuation contributions which they are obliged to make on behalf of the Employees.

18.3	Superannuation support

The Group Companies have provided at least the prescribed minimum level of superannuation support for each Employee so as not to incur a shortfall amount under the SGA.

19	Insurance

(a)	The insurance cover relating to the Group disclosed to the Buyer in the Data Room is current and in force and so far as the Sellers are aware, no fact or circumstance exists that would render any such insurance void or unenforceable in any material respect.

(b)	The Disclosure Materials contain particulars of all current insurance policies and cover notes taken out in respect of a Target Entity or the Business as at the date of this agreement which are, in all material respects, complete and accurate.

20	Business Records

All material Business Records of the Group:

(a)	have been properly maintained by the Group in accordance with all applicable laws;

(b)	are in the possession or under the custody or control of the Group Companies; and

(c)	do not contain or reflect any material inaccuracies or material discrepancies,

provided that the warranty given in paragraph (c) of this clause 20 does not apply to any financial documents or other financial information contained in the Disclosure Material.

21	Compliance with laws

(a)	The Group’s business has been conducted, and each Group Company has complied, in all material respects in accordance with applicable laws, regulations and Authorisations.

(b)	No Group Company has received written notice from a Governmental Agency within the last 12 months advising they have not, in any material respect, complied with any law, which would be expected to have a material adverse effect on the entity or its business.

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(c)	The Group Companies have all of the material relevant Authorisations required to conduct their businesses and these Authorisations are valid and in good standing.

22	Assets, Stock and Financial Indebtedness

22.1	Assets

Each Group Company has legal or beneficial ownership of, or the rights to use (on terms materially described in the Disclosure Materials) and possession of all assets materially necessary to enable that member to continue to carry on its business in substantially the same manner carried on at the date of this agreement.

22.2	Stock

(a)	All Stock owned by the Group Companies is of good and merchantable quality, is fit for the purpose for which it is used and is manufactured to proper standards;

(b)	No Group Company is currently subject to any product liability claim brought by any customer in relation to any Stock owned by it at or before Completion.

(c)	The level of Stock is reasonable having regard to current and expected demand.

(d)	So far as the Sellers are aware, the Stock is saleable in the usual course of the Business.

(e)	So far as the Sellers are aware, no Group Company has supplied, or agreed to supply, goods that have been, defective or fail to comply with their terms of sale.

(f)	The amount of Stock in relation to the usual requirements of the Business at the time of Completion will be reasonable having regard to current and anticipated demand.

22.3	Security Interests

(a)	No Security Interests exist over any of the assets of a Group Company other than a Permitted Security Interest.

(b)	There are no facts or circumstances that could result in the creation of a Security Interest (other than a Permitted Security Interest) over the assets of any Group Company.

(c)	There is no existing or unremedied breach of, or any event of default, cancellation event, prepayment event or similar event under, any agreement or arrangement relating to a Security Interest and the transactions contemplated by this agreement will not trigger any such breach, event of default, cancellation event, prepayment event or similar event.

22.4	Financial Indebtedness

No Group Company has any Financial Indebtedness (other than the Financial Indebtedness listed in Part B of Schedule 14 (Security Interests and Financial Indebtedness).

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23	Tax

23.1	Tax and Duty

All Tax or Duty arising or payable under any Tax Law in respect of any Group Company in relation to any period or part period up to and including Completion, or any act, transaction, event or omission, or an instrument executed or performed, on or prior to Completion, will either have been paid on or prior to Completion in accordance with the requirements of the relevant Tax Law or will be or has been specifically taken into account in the Working Capital Adjustment or Accounts as a Tax provision, accrual, reserve or allowance.

23.2	Withholding tax

Each Group Company has up to and including Completion, complied with all of its obligations under any Tax Laws to withhold amounts at source and remit such amounts to the relevant Governmental Agency, including but not limited to withholding tax and other amounts withheld under the Pay As You Go (PAYG) withholding provisions.

23.3	Records

Each Group Company has up to and including Completion, kept and maintained proper and adequate records to enable it to comply in all material respects with its obligations to:

(a)	prepare and submit any information, notices, computations, Tax Returns and payments required in respect of any Tax Law;

(b)	prepare any accounts necessary for compliance with any Tax Law; and

(c)	retain necessary records as required by any Tax Law.

23.4	Returns

(a)	Each Group Company has up to and including Completion, submitted the Tax Returns required by a Governmental Agency for Tax relating to that Group Company.

(b)	So far as the Sellers are aware, any information, notice, computation and return that has been submitted by any Group Company to a Governmental Agency in respect of any Tax:

(i)	discloses all material facts required to be disclosed under any Tax Law;

(ii)	is not misleading in any material particular; and

(iii)	has been submitted with the relevant Governmental Agency.

23.5	Copies accurate

All copies of notices, Tax Returns or other information submitted by a Group Company about Tax and Duty which have been supplied by the Sellers or their advisers to the Buyer in the Disclosure Material are true and complete copies of the originals.

23.6	No Tax audit

No Group Company is aware of a current, pending or threatened Tax audit.

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23.7	Tax consolidation

Each Group Company is not, and has never been, a member of any Consolidated Group other than the Consolidated Group of which the Company is Head Company (as that terms is defined in the ITAA 1997).

23.8	Special RPS

The Special RPS is an equity interest as that term is defined in the ITAA 1997.

23.9	Franking debits, credits or deficits

(a)	Each Group Company has complied with all Tax Laws insofar as they relate to the maintenance of a franking account and the franking of dividends and has maintained all relevant records of all franking debits and credits which are sufficient for the purposes of the Tax Law.

(b)	No dividend or distribution has been paid by any Group Company:

(i)	which would result in a Group Company being liable to pay franking deficit tax pursuant to Part 3-6 of the ITAA 1997;

(ii)	in respect of which the franking amount has exceeded the benchmark franking percentage or the maximum franking credit within the meaning of Part 3-6 of the ITAA 1997; or

(iii)	in respect of which an application has been made to a Governmental Agency for permission to depart from the benchmark franking percentage within the meaning of Part 3-6 of the ITAA 1997.

(c)	No Group Company will have a franking account deficit immediately after Completion and no act or omission of any Group Company at or before Completion will cause any Group Company to be liable for franking tax immediately after Completion.

23.10	No interposed entity election

No Group Company has made an interposed entity election under Schedule 2F of the ITAA 1936.

23.11	Share capital account

The share capital account of the each Group Company (as defined under section 975-300 of the ITAA 1997) is not ‘tainted’ within the meaning of section 995-1 of the ITAA 1997.

23.12	Stamping

(a)	All documents and transactions entered into by the each Group Company that are required to be stamped have been duly stamped.

(b)	All documents required to be created by each Group Company under a law relating to Duty have been created and have had Duty paid in full in accordance with the requirements of the relevant Tax Law.

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23.13	Duty

No Group Company has in the last 5 years been a party to any transaction where an asset was transferred to a Related Body Corporate and relief from Duty was obtained.

23.14	GST

(a)	Each Group Company has complied in all material respects with all laws, contracts, agreements or arrangements binding on it relating to GST and, where a Group Company has the right to require another party to any such agreement or arrangement to pay to it an amount on account of GST, it has enforced that right.

(b)	Each Group Company:

(i)	has complied with all obligations to register for the purposes of GST;

(ii)	is not and has not been a Member of any GST Group, other than the GST Group of which the Company is the Representative Member; and

(iii)	as far as the Sellers are aware:

(A)	has complied with the GST Law in all material respects; and

(B)	has adequate systems established for it to ensure it complies in all material respects with the GST Law.

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Schedule 5 Tax Indemnity and Tax Demand Claims

1	Tax Indemnity

The Sellers indemnify the Buyer against, and must pay (subject to clause 8.1(c), in their Relevant Proportions) to the Buyer the amount of, any:

(a)	Tax or Duty payable by a Group Company, to the extent that the Tax or Duty relates to any period or part period up to and including the Effective Time (other than any Duty to be paid by the Buyer under clause 17.1 (Duty));

(b)	Tax Costs incurred by or on behalf of a Group Company, to the extent that those Tax Costs arise from or relate to any of the matters for which the Sellers may be liable under clause 1(a) of this Schedule; and

(c)	Tax payable by a Group Company, to the extent that the Tax relates to disallowance of a deduction in respect of payment by the Company of the transaction bonus paid to George Wahby in connection with the Sale, except to the extent that Tax or Duty are provided for in the Completion Statement or the Sellers’ liability for the Tax or Duty is stated to be limited or qualified under clause 8 (Seller Warranties and limitations of Claims), and this will be the sole remedy of the Buyer in respect of any such Tax, Duty or Tax Costs.

2	Tax Demand Claims against a Group Company

(a)	The Buyer must notify the Sellers’ Representative promptly and, in any event, within 2 Business Days of the occurrence of any of the following:

(i)	a Tax Demand is made against a Group Company that may give rise to a Claim against a Seller (or each Seller); or

(ii)	the Buyer becomes aware of any events, matters or circumstances (including any potential threatened Tax Demand against a Group Company) that may give rise to a Claim against a Seller (or each Seller).

(b)	The Buyer must include in a notice given under clause 2(a) of this Schedule all relevant details (including the amount) then known to a Group Company of:

(i)	the Tax Demand;

(ii)	any Claim which will be made against the Seller (or Sellers) as a result of the Tax Demand; and

(iii)	the events, matters or circumstances giving rise to the potential threatened or actual Tax Demand or Claim.

(c)	The Buyer must also include in a notice given under clause 2(a) of this Schedule an extract of:

(i)	any part of a Tax Demand that identifies the liability or amount to which the Claim relates or other evidence of the amount of the Tax Demand to which the Claim relates; and

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(ii)	if available or relevant, any corresponding part of any adjustment sheet or other explanatory material issued by a Governmental Agency that specifies the basis for the Tax Demand to which the Claim relates or other evidence of that basis.

(d)	The Buyer must provide a copy of any document referred to in clause 2(c) of this Schedule to the Sellers as soon as practicable and, in any event, within 2 Business Days after the receipt of that document by the Buyer or a Group Company (as the case may be).

(e)	The Buyer must also, on an on-going basis, keep the Sellers informed of all developments in relation to the Tax Demand or Claim notified under clause 2(a) of this Schedule.

(f)	If the Buyer does not fully comply with clause 2(a) of this Schedule in respect of a Claim, the Sellers are not liable under any Claim to the extent that non-compliance has increased the amount of the Claim.

3	Tax Demands

(a)	The Buyer must not, and must ensure that each other Group Company does not:

(i)	accept, compromise or pay;

(ii)	agree to arbitrate, compromise or settle; or

(iii)	make any admission or take any action in relation to,

a Tax Demand that may lead to liability on the part of the Sellers under a Claim without the Sellers’ Representative’s prior written approval (not to be unreasonably withheld or delayed). However, the Group Company may pay any Tax or Duty to a Governmental Agency by the due date for payment without affecting any of the Buyer’s rights under this agreement.

(b)	If the Sellers’ Representative does not advise the Buyer that it wishes to contest a Tax Demand, then the Sellers must pay (subject to clause 8.1(c), in their Relevant Proportions) in Immediately Available Funds the amount notified by the Buyer to the Governmental Agency by the later of:

(i)	2 Business Days before the due date for payment to the Governmental Agency; or

(ii)	10 Business Days after receipt of the notice given by the Buyer under clause 2(a) of this Schedule.

(c)	Following receipt of a notice under clause 2(a) of this Schedule in respect of a Claim that arises from or involves a Tax Demand, the Sellers may, by written notice to the Buyer no later than 5 Business Days before the due date for payment of the relevant Tax or Duty, advise the Buyer that they wish to contest the Tax Demand.

(d)	If the Sellers’ Representative advises the Buyer that it wishes to contest the Tax or Duty the subject of the Tax Demand, then at the Sellers’ Representative’s written request, the Buyer must take, or procure that the person required to pay the Tax or Duty takes, such Disputing Action in a timely manner in relation to the Tax Demand as the Sellers’ Representative may reasonably require.

Schedule 5 | page | 83

(e)	If the Sellers Representative contests the Tax or Duty the subject of a Tax Demand, then the Buyer must follow, and must procure that each other Group Company follows, all directions of the Sellers’ Representative relating to the conduct of any Disputing Action referred to in clause 3(d) of this Schedule and in this clause 3(e), including using professional advisers nominated by the Sellers’ Representative. In making any directions under this clause 3(e), the Sellers’ Representative must:

(i)	act in good faith;

(ii)	liaise with the Buyer in relation to the conduct of the Disputing Action referred to in this clause 3;

(iii)	provide the Buyer with reasonable access to a copy of any notice, correspondence or other document relating to that Disputing Action; and

(iv)	act reasonably in all the circumstances, including having regard to the likelihood of a success and the reputation of the Group Companies.

(f)	The Buyer must provide, and must procure that each Group Company provides, the Sellers’ Representative with all reasonable assistance requested by it in relation to the Tax Demand and the Disputing Action contemplated by this clause 3 including providing access to witnesses and documentary or other evidence relevant to the Tax Demand or the Disputing Action, allowing it and its professional advisers to inspect and take copies of all relevant Tax Returns, books, records, files and documents, and providing it with reasonable access to the personnel, premises and chattels of the Group Companies.

Schedule 5 | page | 84

Execution page

Executed as an agreement.

Buyer Guarantor

	Signed for Hanesbrands Inc. by its authorised representative		in the presence of

sign here	/s/ Gerald W. Evans, Jr.	sign here	/s/ Cathryn Raines
	Representative		Witness

print name	Gerald W. Evans, Jr.	print name	Cathryn Raines

Buyer

	Signed for HBI Australia Acquisition Co Pty Limited by its attorney		in the presence of

sign here	/s/ Joia M. Johnson	sign here	/s/ Lisa Taylor
	Attorney		Witness

print name	Joia M. Johnson	print name	Lisa Taylor

Sellers

Signed by BB Retail Capital Pty Limited ACN 006 175 033 as trustee for the Blundy Family Trust in accordance with section 127 of the Corporations Act 2001 (Cth) by:

/s/ Brett Blundy	/s/ Tracey Blundy
Signature of director	Signature of director/secretary

Brett Blundy	Tracey Blundy
Name of director (print)	Name of director/secretary (print)

Signed by Rayra Pty Limited ACN 142 633 261 as trustee for the Mountainview Trust in accordance with section 127 of the Corporations Act 2001 (Cth) by:

/s/ Rachel Itaoui	/s/ Ray Itaoui
Signature of director	Signature of director/secretary

Rachel Itaoui	Ray Itaoui
Name of director (print)	Name of director/secretary (print)

Signed by Coloskye Pty Limited ACN 080 214 099 as trustee for the Allofus Trust in accordance with section 127 of the Corporations Act 2001 (Cth) by:

/s/ Tracey Blundy	/s/ Brett Blundy
Signature of director	Signature of director/secretary

Tracey Blundy	Brett Blundy
Name of director (print)	Name of director/secretary (print)

Signed by Candy Blundy in the presence of:

/s/ Robert Stanley Cunnington	/s/ Candy Blundy
Signature of witness	Signature of Candy Blundy

Robert Stanley Cunnington
Name of witness (print)

Signed by Brett Blundy in the presence of:

/s/ Tony Frzop	/s/ Brett Blundy
Signature of witness	Signature of Brett Blundy

Tony Frzop
Name of witness (print)

Signed by BB Retail Concepts No. 2 Pty Limited ACN 129 156 912 in accordance with section 127 of the Corporations Act 2001 (Cth) by:

/s/ Brett Blundy	/s/ Tracey Blundy
Signature of director	Signature of director/secretary

Brett Blundy	Tracey Blundy
Name of director (print)	Name of director/secretary (print)

Sellers’ Guarantors

Signed by Brett Blundy in the presence of:

/s/ Tony Frzop	/s/ Brett Blundy
Signature of witness	Signature of Brett Blundy

Tony Frzop
Name of witness (print)

Signed by Ray Itaoui in the presence of:

/s/ Sarah-Jayne Findley	/s/ Ray Itaoui
Signature of witness	Signature of Ray Itaoui

Sarah-Jayne Findley
Name of witness (print)